AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 27, 1998

                                                     REGISTRATION NO. 333-41171

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------

                             AMENDMENT NO. 4
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                              PC CONNECTION, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

     NEW HAMPSHIRE                   5961                    02-0372768
       (PRIOR TO          (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
    REINCORPORATION)      CLASSIFICATION CODE NUMBER)    IDENTIFICATION NUMBER)
        DELAWARE
(AFTER REINCORPORATION)
    (STATE OR OTHER
    JURISDICTION OF
    INCORPORATION OR
     ORGANIZATION)

                                 528 ROUTE 13
                         MILFORD, NEW HAMPSHIRE 03055
                                (603) 423-2000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------
                                PATRICIA GALLUP
                             CHAIRMAN OF THE BOARD
                          AND CHIEF EXECUTIVE OFFICER
                              PC CONNECTION, INC.
                                 528 ROUTE 13
                         MILFORD, NEW HAMPSHIRE 03055
                                (603) 423-2000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                                  COPIES TO:
           PAUL P. BROUNTAS, ESQ.              PHILIP E. COVIELLO, JR., ESQ.
            JAY E. BOTHWICK, ESQ.                     LATHAM & WATKINS
              HALE AND DORR LLP                       885 THIRD AVENUE
               60 STATE STREET                           SUITE 1000
         BOSTON, MASSACHUSETTS 02109           NEW YORK, NEW YORK 10022-4802
               (617) 526-6000                          (212) 906-1200
                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.
                               ----------------
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              SUBJECT TO COMPLETION, DATED FEBRUARY 27, 1998

PROSPECTUS
     , 1998

                                3,125,000 SHARES

                   [LOGO OF PC CONNECTION, INC. APPEARS HERE]

                                  COMMON STOCK

  All the shares of Common Stock, $0.01 par value per share (the "Common Stock"), offered hereby (the "Offering") are being sold by PC Connection, Inc. ("PC Connection" or the "Company").

  Prior to the Offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial price to the public will be between $15.00 and $17.00 per share. See "Underwriting" for information relating to the factors to be considered in determining the initial price to the public.

  Application has been made for quotation of the Common Stock on the Nasdaq National Market under the symbol "PCCC."

  SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------
                                             PRICE     UNDERWRITING   PROCEEDS
                                            TO THE    DISCOUNTS AND    TO THE
                                            PUBLIC    COMMISSIONS(1) COMPANY(2)
-------------------------------------------------------------------------------
Per Share................................   $             $            $
Total(3)................................. $             $            $
-------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting" for indemnification arrangements with the Underwriters.
(2) Before deducting expenses payable by the Company estimated at $750,000.
(3) The Company has granted to the Underwriters a 30-day option to purchase up to an aggregate of 468,750 additional shares at the Price to the Public, less Underwriting Discounts and Commissions, solely to cover over-allotments, if any. If the option is exercised in full, the total Price to the Public, Underwriting Discounts and Commissions and Proceeds to the
    Company will be $   , $    and $   , respectively. See "Underwriting."

  The shares of Common Stock are being offered by the several Underwriters subject to prior sale, when, as and if issued and accepted by them, subject to certain prior conditions, including the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the shares of Common
Stock will be made in New York, New York on or about      , 1998.

DONALDSON, LUFKIN & JENRETTE
 SECURITIES CORPORATION
                         NATIONSBANC MONTGOMERY SECURITIES LLC
                                                         WILLIAM BLAIR & COMPANY

INSIDE FRONT COVER
------------------

FIRST PAGE OF INSIDE COVER:
---------------------------

[ACROSS THE TOP OF THE PAGE:
         PICTURE OF THE RACCOON CHARACTER(R) WITH AWARDS AROUND ITS NECK TO THE LEFT AND THE TEXT "PC CONNECTION YOUR SOURCE FOR COMPUTERS, SOFTWARE AND PERIPHERALS SINCE 1982"]

[IN CENTER OF PAGE:
         PICTURES FROM LEFT TO RIGHT OF THE PC CONNECTION CATALOG, THE PC CONNECTION INTERNET WEB PAGE AND THE MACCONNECTION CATALOG.]

[AT THE BOTTOM LEFT OF THE PAGE:
         7-TIME WINNER BEST MAIL-ORDER COMPANY
         1997 PC WORLD WORLD CLASS LOGO
         1990, 1991, 1992, 1994, 1995, 1996 & 1997]

[AT THE BOTTOM RIGHT OF THE PAGE:
         THE PC MAGAZINE 100 LOGO
         FIRST RESELLER LISTED IN PC MAGAZINE'S "100 MOST INFLUENTIAL COMPANIES OF 1997"]


GATEFOLD:
---------

[AT THE TOP LEFT OF THE GATEFOLD:
         PICTURE OF THE PC CONNECTION CATALOG COVER PAGE AND TWO PICTURES OF THE CATALOG OPENED.
         CAPTION: COLORFUL CATALOGS FEATURING PRODUCTS FROM COMPAQ, HEWLETT
                  PACKARD, TOSHIBA, IBM, MICROSOFT, SONY, HITACHI, APPLE AND MANY OTHERS.]

[AT THE TOP RIGHT OF THE GATEFOLD:
         PICTURE OF THE PC CONNECTION INTERNET WEB SITE.
         CAPTION: ONLINE SUPERSTORE OFFERS ONLINE ORDERING FOR MORE THAN 15,000
                  PRODUCTS. FEATURES MANUFACTURER HOTLINKS, A PRODUCT SEARCH ENGINE, AND ONLINE TECHNICAL SUPPORT. WWW.PCCONNECTION.COM]

[CENTER OF THE GATEFOLD:
         PC CONNECTION(R) ACROSS THE PAGE]

[AT THE BOTTOM LEFT OF THE GATEFOLD:
         PICTURE ABOVE OF A PERSON SERVICING A COMPUTER.
         CAPTION: SERVICE CONNECTION(TM).
                  TRAINING PROGRAMS FOR OUR SERVICE AND SUPPORT PERSONNEL EMPHASIZE PUTTING CUSTOMER NEEDS FIRST. THE COMPANY IS OPEN 24-HOURS A DAY, SEVEN DAYS A WEEK TO HANDLE ORDERS AND GENERAL INQUIRIES.

         PICTURE BELOW OF INDIVIDUALS PACKING PRODUCTS TO FILL ORDERS AT THE DISTRIBUTION CENTER.
         CAPTION: EVERYTHING OVERNIGHT(R)
                  CUSTOMERS CAN PLACE THEIR ORDERS AS LATE AS 2:45 A.M. ET AND STILL GET OVERNIGHT DELIVERY.]

[AT THE BOTTOM RIGHT OF THE GATEFOLD:
         PICTURE ABOVE OF ONE OF THE COMPANY'S TELEMARKETING ACCOUNT MANAGERS AT HER COMPUTER.
         CAPTION: CORPORATE TELEMARKETING ACCOUNT MANAGERS PURSUE BUYERS IN
                  BUSINESS, GOVERNMENT AND EDUCATION MARKETS.

         PICTURE BELOW OF THE RACCOON CHARACTER(R) WITH AWARDS AROUND ITS NECK.
         CAPTION: SINCE 1982 PC CONNECTION HAS EMPHASIZED CUSTOMER SERVICE, WITH
                  PROGRAMS SUCH AS TOLL-FREE TECHNICAL SUPPORT, ONE-MINUTE MAIL ORDER(R) & EVERYTHING OVERNIGHT(R).]


  CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, all information in this Prospectus, other than historical financial statements, gives effect to the Reorganization (as such term is defined below) and assumes no exercise of the Underwriters' over-allotment option.

                                  THE COMPANY

  PC Connection is a direct marketer of brand-name personal computers and related peripherals, software, accessories and networking products. The Company's primary target customers are small and medium-sized organizations ("SMORGS") comprised of 20 to 1,000 employees. PC Connection sells its products through a combination of targeted direct mail catalogs, outbound telemarketing, its Internet Web site and advertisements on the Internet and in selected computer magazines. The Company offers a broad selection of approximately 15,000 products targeted for business use at competitive prices, including products from Compaq, Hewlett-Packard, Toshiba, IBM, Microsoft, Sony, Hitachi and Apple. Net sales of Microsoft Windows or MS-DOS based personal computers ("PCs") and compatible products were approximately 78.1% of net sales in 1997. The Company's most frequently ordered products are carried in inventory and are typically shipped to customers the same day that the order is received.

  The Company has experienced rapid growth in sales, profitability, number of orders and average order size as a result of: (i) a substantial increase in the number and assortment of products carried by the Company; (ii) increases in outbound telemarketing personnel and improvements in productivity; (iii) increases in catalog circulation; and (iv) improvements in inbound telemarketing productivity. The Company recorded net sales of $550.6 million and income from operations of $7.2 million in 1997, representing increases of 65.2% and 16.6%, respectively, over 1996. Excluding additional stockholder/officer compensation of $12.1 million (which represented Company-related federal income tax obligations payable by stockholders under Subchapter S of the Internal Revenue Code (the "Code")), income from operations was $19.4 million in 1997, representing an increase of 159.4% over the comparable amount in 1996. The Company recorded net sales of $333.3 million and income from operations of $6.2 million in 1996, representing increases of 32.2% and 143.9%, respectively, over 1995. Excluding additional stockholder/officer compensation of $1.3 million (which represented Company-related federal income tax obligations payable by stockholders under Subchapter S of the Code), income from operations was $7.5 million in 1996, representing an increase of 193.4% over the comparable amount in 1995.

  According to industry data published by Merrin Information Services, Inc. ("Merrin") in May 1997, domestic sales of personal computers and related products were $77.8 billion in 1996 and are projected to be $138.2 billion in 2000, representing a compound annual growth rate of 15.4%. The Company believes that the direct marketing channel will be among the fastest growing distribution channels for the domestic personal computer and related products industry. As a leading participant in the direct marketing channel, the Company believes it is well positioned to capitalize on the expected growth in the industry.

  The Company's growth strategies are to: (i) increase penetration of its existing customer base; (ii) broaden its product offerings to include higher margin products such as network servers and communications equipment; and (iii) expand its customer base. The Company plans to target a greater number of its existing customers with outbound telemarketing, more aggressively pursue first-to-market product offerings, provide specialized offerings to targeted segments of its customer base and increase its investments in electronic commerce and Internet related marketing opportunities.

  Since its founding in 1982, the Company has focused on serving customer needs by providing innovative, reliable and timely customer service and technical support, and offering an extensive assortment of branded products, through knowledgeable, well-trained sales and support teams. The effectiveness of this strategy is reflected in the recognition accorded the Company, including the Company's receipt of the PC World "World Class Award for Best Mail-Order Company" in 1997, as voted by its readers, for the seventh time in the past eight years, and receipt of the highest ranking of only two direct resellers included in the first-ever ranking of the "100 Most Influential Companies in the Computer Industry" by PC Magazine in July 1997.

  The Company believes that its consistent customer focus has also resulted in the development of strong brand name recognition and a broad and loyal customer base. At December 31, 1997, the Company's mailing list consisted of approximately 2,000,000 customers and potential customers, of which approximately 500,000 had purchased products from the Company within the last twelve months. Approximately 65% of the Company's net sales in the year ended December 31, 1997 were made to customers who had previously purchased products from the Company. The Company believes it has also developed strong relationships with vendors, resulting in favorable product allocations and marketing assistance.

  Commencing in late 1995, the Company significantly increased its business-to-business marketing efforts targeting SMORGS, a rapidly growing sector of the personal computer market that the Company believes is particularly receptive to purchases from direct marketers. To serve this growing part of its business more effectively, the Company has increased the number of its outbound telemarketing account managers from 48 at December 31, 1995 to 155 at December 31, 1997, including 90 new account managers with less than 12 months of outbound telemarketing experience with the Company. Historically, outbound account managers become significantly more productive in their second year with the Company. In addition, in late 1995 the Company initiated programs to increase training of inbound telemarketing personnel and to provide incentive compensation based upon sales productivity.

  The Company's two major catalogs are PC Connection(R), focused on PCs and compatible products, and MacConnection(R), focused on Apple Macintosh personal computers ("Macs") and compatible products. With colorful illustrations, concise product descriptions, relevant technical information, along with customer service benefits and toll-free telephone numbers for ordering, the Company's catalogs are recognized as a leading source for personal computer hardware, software and other related products. The Company distributed approximately 34 million catalogs during the year ended December 31, 1997.

  The Company also markets its products and services through its Internet Web site, www.pcconnection.com, which provides customers and prospective customers with Company and product information and enables customers to place electronic orders for all of the Company's products. The Company believes that as the Internet becomes a more important commercial medium, it will be well positioned to capitalize on growth through this emerging channel.

  The Company operates in a competitive industry and there can be no assurance that the Company will sustain historical growth rates. See "Risk Factors."

  The Company has a 102,000-square foot, full-service distribution and order fulfillment center in Wilmington, Ohio and a related 25,700-square foot warehouse in Xenia, Ohio. The Company also operates telemarketing centers in Hudson, Keene and Milford, New Hampshire.

                                ----------------

  The Company's principal executive offices are located at 528 Route 13, Milford, New Hampshire 03055, and its telephone number is (603) 423-2000. The Company's Internet Web site is located at www.pcconnection.com. Neither the information contained in the Company's Internet Web site nor Internet Web sites linked to the Company's Internet Web site shall be deemed to be a part of this Prospectus.

                                ----------------

  PC Connection(R), MacConnection(R), Everything Overnight(R) and the Raccoon Character(s) are registered trademarks of the Company. This Prospectus also includes product and company names, trademarks and trade names of companies other than the Company.

                         REORGANIZATION OF THE COMPANY

  The Company was incorporated in New Hampshire in September 1983 and expects to reincorporate in Delaware prior to consummation of the Offering (the "Reincorporation"). Pursuant to the Reincorporation the Company will convert all of the issued and outstanding shares of Series A Non-Voting Common Stock, $.01 par value per share (the "Non-Voting Common Stock"), and Series B Voting Common Stock, $.01 par value per share (the "Voting Common Stock"), of the New Hampshire Corporation into 11,798,793 shares of the Delaware corporation's Common Stock, $0.01 par value per share (the "Common Stock"), on a one-for-one basis.

  For all periods described in the Prospectus, the Company has elected to be treated as an S Corporation under Subchapter S of the Code, and applicable state tax laws. As a result of the S Corporation status of the Company, the stockholders of the Company were taxed directly on the earnings of the Company. Upon the consummation of the Offering, the status of the Company as an S Corporation will terminate and the Company will be subject to federal and state income taxes at applicable corporate tax rates (the "S Corporation Termination," and together with the Reincorporation, the "Reorganization"). Prior to the consummation of the Offering, the Company will declare a dividend (the "S Corporation Dividend") to its then existing stockholders (the "S Corporation Stockholders") in an amount equal to substantially all previously taxed, but undistributed, S Corporation earnings (estimated to aggregate approximately $35 million at the time of consummation of the Offering). After the consummation of the Offering, the Company will use a portion of the net proceeds from the Offering to pay the S Corporation Dividend to the S Corporation Stockholders. See "Use of Proceeds."

                                  THE OFFERING

 Common Stock offered by the
  Company............................ 3,125,000 shares
 Common Stock to be outstanding after
  the Offering....................... 14,923,793 shares(1)
 Use of Proceeds..................... Payment of the S Corporation Dividend;
                                      repayment of debt; and working capital
                                      and other general corporate purposes. See
                                      "Use of Proceeds."
 Proposed Nasdaq National Market
  symbol............................. PCCC

--------------------
(1) Does not include (a) 1,124,163 shares of Common Stock issuable upon the exercise of stock options outstanding as of January 31, 1998 with a weighted average exercise price of $3.65 per share and (b) an additional 800,000 shares of Common Stock reserved for future issuance under the Company's 1997 Stock Incentive Plan and 225,000 shares of Common Stock reserved for future issuance under the Company's 1997 Employee Stock Purchase Plan.

                      SUMMARY FINANCIAL AND OPERATING DATA

                                                 YEAR ENDED DECEMBER 31,
                          -----------------------------------------------------------------------
                              1993           1994           1995          1996          1997
                          -------------  -------------  ------------- ------------- -------------
                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND SELECTED OPERATING DATA)
STATEMENT OF OPERATIONS
 DATA:
 Net sales..............       $163,390       $196,659       $252,217      $333,322      $550,575
 Gross profit...........         26,124         30,702         40,918        51,205        75,966
 Selling, general and
  administrative
  expenses..............         29,602         32,653         38,373        43,739        56,596
 Additional
  stockholder/officer
  compensation(1).......            --             --             --          1,259        12,130
 Income (loss) from
  operations............         (3,478)        (1,951)         2,545         6,207         7,240
 Net income (loss)......         (3,385)        (2,341)         1,273         4,756         5,204
PRO FORMA DATA(2):
 Net income.......................................................                        $10,890
                                                                                    =============
 Basic net income per share(3)....................................                         $ 0.79
                                                                                    =============
 Diluted net income per share(3)..................................                         $ 0.76
                                                                                    =============
SELECTED OPERATING DATA:
 Active customers(4)....        258,000        295,000        353,000       424,000       510,000
 Catalogs distributed...     10,000,000     16,900,000     16,800,000    18,600,000    33,800,000
 Orders entered(5)......        695,000        803,000        854,000       910,000     1,252,000
 Average order size(5)..           $264           $282           $346          $453          $524

                                                 AS OF DECEMBER 31, 1997
                                          --------------------------------------
                                                                   PRO FORMA
                                          ACTUAL  PRO FORMA(6) AS ADJUSTED(6)(7)
                                          ------- ------------ -----------------
BALANCE SHEET DATA:
 Working capital......................... $18,907   $(10,827)       $31,673
 Total assets............................ 105,442    109,942        109,942
 Short-term debt.........................  29,568     29,568         20,068
 Long-term debt (less current portion)...   3,250      3,250            --
 Total stockholders' equity (deficit)....  24,120     (4,380)        41,370

--------------------
(1) Represents amounts accrued or distributed in excess of aggregate annual base salaries approved by the Board of Directors and generally represents Company-related federal income tax obligations payable by the stockholders.
(2) The pro forma data gives effect to (i) the elimination of stockholder/officer compensation expense of $12,010 for the year ended December 31, 1997, representing amounts in excess of aggregate annual base salaries of $600 to be in effect as of the closing date of the Offering and
    (ii) the Reorganization, including the Reincorporation, and the provision for income taxes at an assumed rate of 39% based upon pro forma income of the Company as if it had not elected to be treated as an S Corporation. The increase in taxes amounted to $6,324 for the year ended December 31, 1997 to reflect taxation as a C Corporation.
(3) The denominator used to determine basic net income per share includes (i) the weighted average common shares outstanding for the year and (ii) the number of shares required to pay the S Corporation Dividend (assuming a price per share of $16.00) (which dividend, if made at December 31, 1997, would have approximated $33,000). The denominator used to determine diluted net income per share includes the shares used in the calculation of basic net income per share plus dilutive weighted average options outstanding in 1997.
(4) All customers included in the Company's mailing list who have made a purchase within the last twelve-month period.
(5)Does not reflect cancellations or returns.
(6) Reflects the declaration of the S Corporation Dividend estimated to be in the amount of $33,000 at December 31, 1997 and establishment of an additional net deferred income tax asset estimated to be approximately $4,500 at December 31, 1997 resulting from the termination of the Company's S Corporation status.
(7) Adjusted to give effect to the Offering and the application of the estimated net proceeds therefrom to repay bank indebtedness and to pay the S Corporation Dividend.

                                 RISK FACTORS

  In addition to the other information contained in this Prospectus, the following factors should be carefully considered by prospective investors when evaluating an investment in the Common Stock offered hereby.

NO ASSURANCE OF FUTURE GROWTH

  Net sales have grown from $163.4 million for the year ended December 31, 1993 to $550.6 million for the year ended December 31, 1997. This growth has placed increasing demands on the Company's management resources and facilities. The Company's business strategy is to pursue additional growth and expand its customer base, which is likely to result in additional demands on the Company's resources. The Company's future success will depend in part on the ability of the Company to manage any future growth effectively. There can be no assurance that the Company will realize future growth in net sales or will not experience decreases in net sales. See "Business--Growth Strategies."

RISKS RELATED TO TRANSITION OR EXPANSION OF FACILITIES

  In November 1997, the Company entered into a fifteen-year lease for a new 103,000 square foot corporate headquarters facility in Merrimack, New Hampshire with a company controlled by the Company's principal stockholders. Significant renovation to this facility by the lessor is required prior to occupancy by the Company. The Company expects to relocate its operations to this new facility and vacate its current leased facility in Milford, New Hampshire in the summer of 1998. The Company will likely incur certain moving and other costs, not expected to exceed $500,000, relating to this relocation which would be charged to operating results in the period incurred. Any significant delay in the renovation of the new facility, or unanticipated expense, capital cost or disruption of the Company's business or operations caused by the relocation to the new facility, could have a material adverse effect on the Company's financial position, results of operations and cash flows. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions--Leases."

  Additional and/or alternative facilities for distribution and inventory may be required to support significant future growth in the Company's net sales, if realized. There can be no assurance that suitable facilities will be available, and in the absence of such facilities, future growth could be impaired. See "Business--Distribution" and "Business--Facilities."

  If the Company is unable to generate increased sales and gross profit sufficient to absorb increased overhead and other costs associated with its relocation and potential expansion, the Company would likely experience lower profit margins which could have a material adverse effect on the Company's financial position, results of operations and cash flows.

DEPENDENCE ON MANAGEMENT INFORMATION SYSTEMS

  The Company's success is dependent on the accuracy, reliability and proper use of its management information systems, including its telephone system, and the information generated by its management information systems. The Company does not currently have redundant systems for all functions performed by its management information systems or a redundant or back-up telephone system. Any interruption in these systems or in telephone service could have a material adverse effect on the Company's financial position, results of operations and cash flows.

  The Company recognizes the need to continually upgrade its management information systems to most effectively manage its operations and customer data base. The Company plans to convert its order management and fulfillment systems to new software by the end of the second quarter of 1998. There can be no assurance that the transition to the new software will be accomplished without interrupting the Company's business. This new software is designed to be Year 2000 compliant, however, there can be no assurance that the software contains all necessary data code changes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business-- Management Information Systems."

RAPID TECHNOLOGICAL CHANGE AND EXPOSURE TO INVENTORY OBSOLESCENCE

  The market for personal computer products is characterized by rapid technological change and the frequent introduction of new products and product enhancements. The Company's success depends in part on its ability to identify and market products that meet the needs of the marketplace. In order to satisfy customer demand and to obtain favorable purchasing discounts, the Company expects to carry increased inventory levels of certain products in the future, which will subject it to increased risk of inventory obsolescence. In the implementation of its business strategy, the Company intends, among other things, to place larger than typical inventory stocking orders, increase its participation in first-to-market purchase opportunities, and may in the future participate in end-of-life-cycle purchase opportunities and market products on a private-label basis, all of which will further increase the risk of inventory obsolescence. Special purchase products are sometimes acquired without return privileges and there can be no assurance that the Company will be able to avoid losses related to obsolete inventory. In addition, some manufacturers provide the Company with co-op advertising support in the form of products, for which there may be no return privileges. Finally, certain build-to-order programs currently being implemented by some computer systems manufacturers will likely include reductions in the levels of price protection and product returns made available by such manufacturers. See "Business-- Products and Merchandising."

AVAILABILITY AND ALLOCATION OF GOODS

  The Company acquires products for resale from manufacturers as well as from distributors. Purchases of products from the five vendors supplying the greatest amount of goods to the Company constituted 48.0% and 46.5% of the Company's total product purchases in the years ended December 31, 1996 and 1997, respectively. Among these five vendors, purchases from Ingram Micro, Inc. ("Ingram Micro") represented 28.4% and 28.0% of the Company's total product purchases in the years ended December 31, 1996 and 1997, respectively. No other vendor supplied more than 10% of the Company's total product purchases in the year ended December 31, 1997. The loss of Ingram Micro could cause a short-term disruption in the availability of products and could have a material adverse effect on the Company's financial position, results of operations and cash flows.

  Sales of products dependent on the Mac platform, including products manufactured by Apple Computer, Inc. ("Apple"), represented 21.9% of the Company's net sales in the year ended December 31, 1997. Published reports indicate that Apple has been experiencing a decline in revenues and in its share of the worldwide and domestic personal computer markets, as well as operating losses. In November 1997, Apple announced that it will sell built-to-order computers directly to customers over the Internet. The Company cannot predict whether this action by Apple will affect the future supply of Macs to the Company. The Company's sales of personal computers and other products manufactured by Apple may be limited if the Company's reseller agreement with Apple is curtailed or terminated or if product availability or financing is otherwise restricted. Any decline in the availability of, or demand for, Macs may have a material adverse effect on the Company's financial position, results of operations and cash flows. See "Business--Products and Merchandising."

  Substantially all of the Company's contracts and arrangements with its vendors that supply significant quantities of products are terminable by such vendors or the Company without notice or upon short notice. Most of the Company's product vendors provide the Company with trade credit, of which the net amount outstanding at December 31, 1997 was $27.3 million. Termination, interruption or contraction of the Company's relationships with its vendors, including a reduction in the level of trade credit provided to the Company, could have a material adverse effect on the Company's financial position, results of operations and cash flows. See "Business--Purchasing and Vendor Relations."

  Certain product manufacturers either do not permit the Company to sell the full line of their products or limit the number of product units available to direct marketers such as the Company. An element of the Company's business strategy is to increase its participation in first-to-market purchase opportunities. In the past, availability of certain desired products, especially in the direct marketing channel, has been constrained. The inability to source first-to-market purchase or similar opportunities, or the reemergence of significant availability constraints, could have a material adverse effect on the Company's financial position, results of operations and cash flows.

RELIANCE ON VENDOR SUPPORT AND RELATIONSHIPS

  Some product manufacturers and distributors provide the Company with substantial incentives in the form of payment discounts, supplier reimbursements, price protection and rebates. No assurance can be given that the Company will continue to receive such incentives in the future or that it will be able to collect outstanding amounts relating to any future incentives in a timely manner or at all.

  Most product manufacturers provide the Company with co-op advertising support in exchange for product coverage in the Company's catalogs. This support significantly defrays the expense of catalog production. The level of co-op advertising support available to the Company from certain manufacturers has declined. The level of support from some manufacturers may further decline in the future. Such a decline could increase the Company's selling, general and administrative expenses as a percentage of sales and have a material adverse effect on the Company's financial position, results of operations and cash flows. See "Business--Purchasing and Vendor Relations."

COMPETITIVE RISKS

  The Company competes with many national and international direct marketers; product manufacturers that sell directly to end users; specialty personal computer retailers; personal computer and general merchandise superstores; consumer electronic and office supply stores; and shopping services on television, the Internet and commercial on-line networks. The Company competes not only for customers, but also for co-op advertising support from personal computer product manufacturers. Some of the Company's competitors are larger and have substantially greater financial resources, superior operating results, and larger catalog circulations and customer bases than the Company. In addition, several direct marketers have recently been acquired by larger competitors. This industry consolidation could result in short-term price-cutting in certain markets. There can be no assurance that the Company will be able to compete effectively with existing competitors or any new competitors that may enter the market, or that the Company's financial position, results of operations and cash flows will not be adversely affected by intensified competition. See "Business--Competition."

PRICING RISKS

  The personal computer industry has experienced intense price competition. The Company believes that price competition may increase in the future and that such competition could result in a reduction of the Company's profit margins. Also, the Company has recently increased its sales of personal computer hardware products that generally produce lower profit margins than those associated with software products. Significant margin decreases could have a material adverse effect on the Company's financial position, results of operations and cash flows. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

ECONOMIC RISKS

  The market for personal computers and related products has grown rapidly in recent years. Recent statements by industry observers have indicated that there may be a slowdown in the growth rate of the personal computing industry. If the growth of this market or the direct marketing channel were to cease or decrease, the Company's financial position, results of operations and cash flows would be materially adversely affected. Demand for many of the products carried by the Company may be subject to economic cycles. The Company's business and growth could be affected by the spending patterns of existing or prospective customers, a recession or prolonged economic slowdown, the cyclical nature of capital expenditures of businesses, continued competition and pricing pressures and other trends in the general economy, any one of which could have a material adverse effect on the Company's financial position, results of operations and cash flows.

DEPENDENCE ON THIRD PARTY SHIPPERS

  The Company ships approximately 90% of its products to customers by Airborne Freight Corporation D/B/A "Airborne Express" ("Airborne Express"), with the remainder being shipped by United Parcel Service of America, Inc. and other overnight delivery and surface services. Strikes or other service interruptions by such shippers could adversely affect the Company's ability to market or deliver product on a timely basis and have a material adverse effect on the Company's financial position, results of operations and cash flows. See "Business--Distribution."

POTENTIAL INCREASES IN SHIPPING, PAPER AND POSTAGE COSTS

  Shipping costs are a significant expense in the operation of the Company's business. The Company has a long-term contract with Airborne Express for shipment of its products under which the Company believes it has negotiated favorable shipping rates. The Company generally invoices customers for shipping and handling charges. There can be no assurance that the full cost, including any future increases in the cost, of commercial delivery services can be passed on to the Company's customers, which could have a material adverse effect on the Company's financial position, results of operations and cash flows. In addition, the current shipping rates under the Airborne Express contract are scheduled for renegotiation in January 1999 and there can be no assurance that such renegotiated rates will continue to be as favorable to the Company, which could have a material adverse effect on the Company's financial position, results of operations and cash flows. See "Business--Distribution" and "Business--Marketing and Sales."

  The Company also incurs substantial paper and postage costs related to its marketing activities, including its catalog production and mailings. Any increases in postal or paper costs could have a material adverse effect on the Company's financial position, results of operations and cash flows.

HISTORICAL NET LOSSES; VARIABILITY OF QUARTERLY RESULTS

  The Company has experienced significant fluctuations in its operating results, and these fluctuations may continue in the future. The Company incurred net losses in the years ended December 31, 1993 and 1994. The Company's results of operations are significantly affected by many factors, including seasonal and other fluctuations in demand for personal computer products and in profit margins on products sold, catalog timing and circulation, product availability, and timing of releases of new and upgraded products. Many of these factors are outside the control of the Company. The Company's operating results are heavily dependent upon its ability to predict sales levels, monitor and control associated expenses, and carefully manage all aspects of its operations, including product selection and pricing, purchasing and payables practices, inventory management, and catalog funding, production and circulation. If revenues do not meet expectations in any given quarter, or if the Company experiences difficulty in monitoring or controlling associated expenses, the Company's financial position, results of operations and cash flows may be materially adversely affected. There can be no assurance that the Company will be profitable on a quarterly or annual basis. It is possible that in some future quarter the expectations of public market analysts and investors will exceed the Company's operating results. In such event, the price of the Common Stock would likely be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Selected Quarterly Financial Results."

CHANGING METHODS OF DISTRIBUTION

  The manner in which personal computers and related products are distributed and sold is changing, and new methods of distribution and sale, such as on-line shopping services, have emerged. Hardware and software manufacturers have sold, and may intensify their efforts to sell, their products directly to end users. From time to time, certain manufacturers have instituted programs for the direct sales of large order quantities of hardware and software to certain major corporate accounts. These types of programs may continue to be developed and used by various manufacturers. Certain of the Company's vendors, including Apple, Compaq Computer Corporation ("Compaq") and International Business Machine Corporation ("IBM"), currently sell some of their products directly to end users. In addition, manufacturers may attempt to increase the volume of software products distributed electronically to end users. An increase in the volume of products sold through or used by consumers of any of these competitive programs or distributed electronically to end users could have a material adverse effect on the Company's financial position, results of operations and cash flows.

STATE SALES OR USE TAX COLLECTION UNCERTAINTIES

  The Company presently collects sales tax only on sales of products to residents of the State of Ohio. Sales to customers located within the State of Ohio were less than 2% of the Company's net sales during the year ended December 31, 1997. Various states have sought to impose on direct marketers the burden of collecting state sales taxes on the sales of products shipped to their residents. The United States Supreme Court recently affirmed its position that it is unconstitutional for a state to impose sales or use tax collection obligations on an out-of-state mail order company whose only contacts with the state are limited to the distribution of catalogs and other advertising materials through the mail and the subsequent delivery of purchased goods by United States mail or by interstate common carrier. However, legislation that would expand the ability of states to impose sales tax collection obligations on direct marketers has been introduced in Congress on many occasions. Due to its presence on various forms of electronic media and other factors, the Company's contact with many states may exceed the contact involved in the Supreme Court case. The Company cannot predict the level of contact that is sufficient to permit a state to impose on the Company a sales tax collection obligation. If the Supreme Court changes its position or if legislation is passed to overturn the Supreme Court's recent decision, the imposition of a sales or use tax collection obligation on the Company in states to which it ships products would result in additional administrative expenses to the Company, could result in price increases to the customer, and could reduce demand for the Company's products or could otherwise have a material adverse effect on the Company's financial position, results of operations and cash flows.

DEPENDENCE ON KEY PERSONNEL

  The Company's future performance will depend to a significant extent upon the efforts and abilities of its senior executives. The competition for qualified management personnel in the personal computer products industry is very intense, and the loss of service of one or more of these persons could have an adverse effect on the Company's business. The Company's success and plans for future growth will also depend on its ability to hire, train and retain skilled personnel in all areas of its business, including account managers and technical support personnel. There can be no assurance that the Company will be able to attract, train and retain sufficient qualified personnel to achieve its business objectives. See "Management."

CONTROL BY PRINCIPAL STOCKHOLDERS

  After completion of the Offering, Patricia Gallup and David Hall, the principal stockholders of the Company, will beneficially own or control, in the aggregate, approximately 79% of the outstanding shares of Common Stock (77% if the Underwriters' over-allotment option is exercised in full). Because of their beneficial stock ownership, these stockholders will be able to continue to elect the members of the Board of Directors and decide all matters requiring stockholder approval at a meeting or by a written consent in lieu of a meeting. Similarly, such stockholders will be in a position to (i) control decisions to adopt, amend or repeal the Restated Certificate and the Company's Bylaws, or take other actions requiring the vote or consent of the Company's stockholders and (ii) prevent a takeover of the Company by one or more third parties, or sell or otherwise transfer their stock to a third party, which could deprive the Company's stockholders of a control premium that might otherwise be realized by them in connection with an acquisition of the Company. Such control may result in decisions that are not in the best interest of the public stockholders of the Company. In connection with the Offering, the principal stockholders will place all except 40,000 of the shares of Common Stock of the Company that they beneficially own into a voting trust, pursuant to which they are required to agree as to the manner of voting such shares in order for the shares to be voted. Such provisions could discourage bids for the shares of Common Stock at a premium as well as have a negative impact on the market price of the shares of Common Stock. See "Certain Transactions--Voting Trust." The Company has entered into various transactions with the principal stockholders. See "Principal Stockholders" and "Certain Transactions."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price of the Common Stock will be determined by negotiations between the Company and the Representatives of the Underwriters, and may not be indicative of the market price for the Common Stock in the future. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. There can be no assurance that an active trading market for the Common Stock will develop or be sustained after the Offering. If a trading market develops, the market price of the Common Stock may fluctuate widely as a result of various factors, such as period-to-period fluctuations in the Company's operating results, sales of Common Stock by principal stockholders, developments in the personal computer industry or the methods of distribution of personal computer products, competitive factors, regulatory developments, economic and other external factors, general market conditions, and market conditions affecting stocks of personal computer products manufacturers and resellers in particular. The stock market in general, and the stocks of personal computer product resellers in particular, have in the past experienced extreme volatility in trading prices and volumes that has often been unrelated to operating performance. Such market volatility may have a significant adverse effect on the market price and marketability of the Common Stock. See "Underwriting."

SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offering, the Company will have 14,923,793 shares of Common Stock outstanding. The shares of Common Stock sold in the Offering will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), unless held by an "affiliate" of the Company, as that term is defined under Rule 144 of the Securities Act, which shares will be subject to the resale limitations of Rule
144. In connection with the Offering, the existing stockholders of the Company and certain holders of stock options exercisable within 180 days after the date of this Prospectus upon any exercise of such options, will agree not to dispose of any shares for a period of 180 days from the date of this Prospectus, and the Company has agreed not to dispose of any shares (other than shares sold by the Company in the Offering or issuances by the Company of certain employee stock options and shares covered thereby) for a period of 180 days from the date of this Prospectus, without the prior written consent of Donaldson, Lufkin and Jenrette Securities Corporation. Upon expiration of such 180-day period, all shares of Common Stock held by the existing stockholders (11,798,793 shares) will be eligible for sale subject to certain volume and other limitations of Rule 144 under the Securities Act applicable to "affiliates" of the Company and all shares of stock acquired upon exercise of stock options may be sold pursuant to a registration statement to be filed by the Company. In addition, the existing stockholders have certain demand and piggyback registration rights with respect to all shares held by them. See "Certain Transactions--Registration Rights Agreement." No prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of shares of Common Stock for sale will have on the market price of the Common Stock from time to time. The sale of a substantial number of shares held by the existing stockholders, whether pursuant to a subsequent public offering or otherwise, or the perception that such sales could occur, could adversely affect the market price of the Common Stock and could materially impair the Company's future ability to raise capital through an offering of equity securities. See "Shares Eligible for Future Sale" and "Underwriting."

IMMEDIATE AND SUBSTANTIAL DILUTION

  Investors in the Common Stock in the Offering will experience immediate and substantial dilution in the net tangible book value of their shares. Assuming an initial public offering price of $16.00 per share, dilution to new investors would be $13.23 per share. Additional dilution will occur upon exercise of outstanding stock options. If the Company seeks additional capital in the future, the issuance of shares or convertible debt to obtain such capital may lead to further dilution. See "Dilution."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 3,125,000 shares of Common Stock offered by the Company hereby are estimated to be approximately $45.8 million ($52.7 million if the Underwriters' over-allotment option is exercised in full), after deducting estimated underwriting discounts and commissions and estimated offering expenses, based on an assumed initial price to the public of $16.00 per share (the mid-point of the range set forth on the cover page of this Prospectus).

  The Company plans to use approximately $10.8 million of the net proceeds from the Offering to repay bank indebtedness comprising $4.3 million of term debt and $6.5 million of short-term borrowings, each having a maturity date of March 31, 2002, and bearing interest at the prime rate (8.5% per annum at the date of this Prospectus), and approximately $35 million of the net proceeds from the Offering to pay the estimated amount of the S Corporation Dividend at the time of consummation of the Offering.

  The Company intends to use any remaining net proceeds for general corporate purposes, including working capital. Pending such uses, the net proceeds of the Offering will be invested in interest-bearing or dividend-bearing, investment grade securities.

                                DIVIDEND POLICY

  The Company currently intends to retain its future earnings and has no plans to pay cash dividends in the foreseeable future, other than the declaration of the S Corporation Dividend (which if made at December 31, 1997 would have approximated $33 million) prior to the consummation of the Offering. The Company's bank credit agreement limits the payment of dividends on the Common Stock. See Note 5 of the Company's Financial Statements included elsewhere herein. The payment of future dividends will be determined by the Board of Directors of the Company in light of conditions then existing, including the Company's financial condition and requirements, future prospects, restrictions in financing agreements, business conditions and other factors deemed relevant by the Board of Directors. There can be no assurance that the Company will determine to pay any cash dividends in the future.

                                CAPITALIZATION

  The following table sets forth the cash, debt and capitalization of the Company as of December 31, 1997 (i) on an actual basis, (ii) on a pro forma basis reflecting the S Corporation Dividend, the S Corporation Termination and the Reincorporation and (iii) on a pro forma as adjusted basis reflecting the sale of shares of Common Stock offered hereby and the application of the estimated net proceeds from the Offering based on an assumed initial price to the public of $16.00 per share (the mid-point of the range set forth on the cover page of this Prospectus).

                                                                    AS OF DECEMBER 31, 1997
                                                         -----------------------------------------------------
                                                                              PRO             PRO FORMA AS
                                                            ACTUAL         FORMA(1)          ADJUSTED(1)(2)
                                                         --------------- ---------------   -------------------
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Cash.................................................... $           758 $           758      $           758
                                                         =============== ===============      ===============
Short-term borrowings................................... $        28,318 $        28,318      $        20,068
Dividends payable.......................................             --           33,000                  --
Long-term debt (including current portion)..............           4,500           4,500                  --
                                                         --------------- ---------------      ---------------
    Total debt..........................................          32,818          65,818       20,068
                                                         --------------- ---------------      ---------------
Stockholders' equity (deficiency):
  Preferred stock, $.01 par value: 7,500,000 shares
   authorized,
   none issued and outstanding pro forma as adjusted(2)..                            --                   --
  Common stock, $.01 par value:
   22,500,000 shares of Non-Voting Common Stock and
   7,500,000 shares of Voting Common Stock authorized,
   and 8,849,095 shares of Non-Voting Common Stock and
   2,949,698 shares of Voting Common Stock issued and
   outstanding, actual; 30,000,000 shares of Common
   Stock authorized, and 11,798,793 shares of Common
   Stock issued and outstanding, pro forma; 30,000,000
   shares of Common Stock authorized, and 14,923,793
   shares of Common Stock issued and outstanding, pro
   forma as adjusted(2) ................................             118             118                  149
  Additional paid in-capital (deficiency)...............           4,097          (4,498)              41,221
  Retained earnings.....................................          19,905             --                   --
                                                         --------------- ---------------      ---------------
    Total stockholders' equity (deficiency).............          24,120          (4,380)              41,370
                                                         --------------- ---------------      ---------------
Total capitalization.................................... $        56,938 $        61,438      $        61,438
                                                         =============== ===============      ===============

---------------------
(1) Reflects the Reincorporation, and the declaration of the S Corporation Dividend (which if made at December 31, 1997 would have approximated $33 million) and establishment of an additional net deferred income tax asset, estimated to be approximately $4,500 at December 31, 1997, resulting from the termination of the Company's S Corporation status.
(2) Gives effect to the Offering and the application of the estimated net proceeds therefrom to repay bank indebtedness and to pay the S Corporation Dividend. Excludes (a) 1,094,010 shares of Common Stock issuable upon the exercise of stock options outstanding as of December 31, 1997 with a weighted average exercise price of $3.31 per share and (b) an additional 30,153 shares of Common Stock reserved for future issuance under the Company's 1993 Incentive and Non-Statutory Stock Option Plan, 800,000 shares of Common Stock reserved for future issuance under the Company's 1997 Stock Incentive Plan and 225,000 shares of Common Stock reserved for future issuance under the Company's 1997 Employee Stock Purchase Plan.

                                   DILUTION

  At December 31, 1997, after giving effect to (i) the Reorganization and (ii) payments of the S Corporation Dividend the Company had a pro forma net tangible book value of approximately $(4,380) or $(0.37) per share of Common Stock. "Net tangible book value" represents the amount of total assets less total liabilities divided by the number of shares of Common Stock outstanding. Without taking into account any other changes in the net tangible book value after December 31, 1997, other than to give effect to the sale of the 3,125,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $16.00 per share (the mid-point of the range set forth on the cover page of this Prospectus) after deducting estimated underwriting discounts and offering expenses payable by the Company, the pro forma net tangible book value of the Company as of December 31, 1997 would have been approximately $41,370 or $2.77 per share. This represents an immediate increase in net tangible book value of $3.14 per share to the existing stockholders and an immediate dilution of $13.23 per share to new investors. The following table illustrates this per share dilution:

     Assumed initial public offering price......................         $16.00
       Net tangible book value as of December 31, 1997..........  $2.04
       Net decrease attributable to S Corporation Dividend and S
        Corporation Termination.................................  (2.41)
                                                                  -----
       Pro forma net tangible book value before the Offering....  (0.37)
       Increase in net tangible book value attributable to new
        investors...............................................   3.14
                                                                  -----
     Pro forma net tangible book value after the Offering.......           2.77
                                                                         ------
     Dilution to new investors..................................         $13.23
                                                                         ======

  The following table summarizes on a pro forma basis, as of December 31, 1997, the differences between existing stockholders and new investors in the Offering (at an assumed initial public offering price of $16.00 per share) with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid:

                             SHARES PURCHASED  TOTAL CONSIDERATION
                            ------------------ ------------------- AVERAGE PRICE
                              NUMBER   PERCENT   AMOUNT    PERCENT   PER SHARE
                            ---------- ------- ----------- ------- -------------
Existing stockholders...... 11,798,793   79.1% $     8,000    0.0%    $ 0.00
New investors..............  3,125,000   20.9%  50,000,000  100.0%    $16.00
                            ----------  -----  -----------  -----
  Total.................... 14,923,793  100.0% $50,008,000  100.0%
                            ==========  =====  ===========  =====

  As of December 31, 1997, options to purchase 1,094,010 shares of Common Stock were outstanding with a weighted average exercise price of $3.31 per share and are not reflected in the above tables. See "Capitalization," "Management--Stock Plans" and Notes 7 and 12 of the Financial Statements.

                     SELECTED FINANCIAL AND OPERATING DATA

  The following selected financial and operating data should be read in conjunction with the Company's Financial Statements and the Notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere herein. The selected data presented below under the captions "Statement of Operations Data" and "Balance Sheet Data" for each of the years in the five-year period ended December 31, 1997 are derived from the audited financial statements of the Company. The Company's financial statements as of December 31, 1996 and 1997 and for each of the years in the three-year period ended December 31, 1997 and the independent auditors' report thereon, are included elsewhere in this Prospectus.

                                                 YEAR ENDED DECEMBER 31,
                          -------------------------------------------------------------------------
                              1993           1994           1995           1996           1997
                          -------------  -------------  -------------  -------------  -------------
                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND SELECTED OPERATING DATA)
STATEMENT OF OPERATIONS
 DATA:
 Net sales..............       $163,390       $196,659       $252,217       $333,322       $550,575
 Cost of sales..........        137,266        165,957        211,299        282,117        474,609
                          -------------  -------------  -------------  -------------  -------------
 Gross profit...........         26,124         30,702         40,918         51,205         75,966
 Selling, general and
  administrative
  expenses..............         29,602         32,653         38,373         43,739         56,596
 Additional
  stockholder/officer
  compensation(1).......             --             --             --          1,259         12,130
                          -------------  -------------  -------------  -------------  -------------
 Income (loss) from
  operations............         (3,478)        (1,951)         2,545          6,207          7,240
 Interest expense.......           (274)          (594)        (1,296)        (1,269)        (1,355)
 Other, net.............            367             80             62             70            (42)
 Income taxes(2)........             --            124            (38)          (252)          (639)
                          -------------  -------------  -------------  -------------  -------------
 Net income (loss)......        $(3,385)       $(2,341)        $1,273         $4,756         $5,204
                          =============  =============  =============  =============  =============
PRO FORMA DATA(3):
 Net income ......................................................                          $10,890
                                                                                      =============
 Basic net income per share(4)....................................                           $ 0.79
                                                                                      =============
 Diluted net income per share(4)..................................                           $ 0.76
                                                                                      =============
SELECTED OPERATING DATA:
 Active customers(5)....        258,000        295,000        353,000        424,000        510,000
 Catalogs distributed...     10,000,000     16,900,000     16,800,000     18,600,000     33,800,000
 Orders entered(6)......        695,000        803,000        854,000        910,000      1,252,000
 Average order size(6)..           $264           $282           $346           $453           $524
                                                      DECEMBER 31,
                          -------------------------------------------------------------------------
                              1993           1994           1995           1996           1997
                          -------------  -------------  -------------  -------------  -------------
BALANCE SHEET DATA:
 Working capital........         $7,383         $2,770        $10,994        $14,622        $18,907
 Total assets...........         38,821         53,830         49,661         77,358        105,442
 Short-term debt........          6,905          6,106          4,933         13,057         29,568
 Long-term debt (less
  current maturities)...            --             --           5,000          4,250          3,250
 Total stockholders'
  equity................         13,702         11,687         13,057         18,043         24,120

(footnotes on next page)

(footnotes from previous page)
---------------------
(1) Represents amounts accrued or distributed in excess of aggregate annual base salaries approved by the Board of Directors and generally represents Company-related federal income tax obligations payable by the stockholders.
(2) For all periods presented, the Company has been an S Corporation and accordingly has not been subject to federal income taxes.
(3) The pro forma adjustments give effect to (i) the elimination of stockholder/officer compensation expense of $12,010 for the year ended December 31, 1997, representing amounts in excess of aggregate annual base salaries of $600 to be in effect as of the closing date of the Offering and (ii) the Reorganization, including the Reincorporation and the provision for income taxes at an assumed rate of 39% based upon pro forma income of the Company as if it had not elected to be treated as an S Corporation. The increase in taxes amounted to $6,324 for the year ended December 31, 1997 to reflect taxation as a C Corporation.
(4) The denominator used to determine basic net income per share includes (i) the weighted average common shares outstanding for the year and (ii) the number of shares required to pay the S Corporation Dividend (assuming a price per share of $16.00) (which dividend, if made at December 31, 1997, would have approximated $33,000). The denominator used to determine diluted net income per share includes the shares used in the calculation of basic net income per share plus dilutive weighted average options outstanding in 1997.
(5) All customers included in the Company's mailing list who have made a purchase within the last twelve-month period.
(6) Does not reflect cancellations or returns.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis of the Company's financial condition and results of operations should be read in conjunction with the Company's financial statements and unaudited pro forma December 31, 1997 balance sheet included elsewhere herein.

GENERAL

  The Company was founded in 1982 as a mail-order business offering a broad range of software and accessories for IBM and IBM-compatible personal computers. The founders' goal was to provide consumers with superior service and high quality branded products at competitive prices. The Company initially sought customers through advertising in magazines and the use of inbound toll free telemarketing. Currently, the Company seeks to generate sales through (i) outbound telemarketing by account managers focused on the business, education and government markets and (ii) inbound calls from customers responding to the Company's catalogs and other advertising. The Company also advertises in selected computer industry publications and in 1996 commenced selling products through its Internet Web site.

  The Company offers both PC compatible products and Mac compatible products. Reliance on Mac product sales has decreased over the last two years, from 26.7% of net sales in 1995 to 21.9% of net sales for the year ended December 31, 1997. In November 1997, Apple announced that it will sell built-to-order computers directly to customers over the Internet. While Apple also indicated that it is not abandoning traditional retail and direct marketing outlets, the Company cannot predict whether direct sales by Apple will affect the future supply of Macs to the Company. Although net sales attributable to Mac products increased in the year ended December 31, 1997, as compared to the comparable period in 1996, the Company believes that such sales will continue to decrease as a percentage of net sales and may decline in dollar volume in 1998 and future years.

  All of the Company's product categories experienced strong growth in the year ended December 31, 1997 with sales of computer systems representing the fastest growing category. Sales of computer systems result in a relatively high dollar sales order, as reflected in the increase in the Company's average order size from $346 in the year ended December 31, 1995 to $524 for the year ended December 31, 1997. Computer system sales generally provide the largest gross profit dollar contribution per order of all of the Company's products, although they generally yield the lowest gross margin percentage. Partially as a result of higher system sales, the Company's gross margin has declined over the last two years while the operating income margin has increased due to the leveraging of selling, general and administrative expenses over a larger sales base.

  The Company's profit margins are also influenced by, among other things, industry pricing and the relative mix of inbound versus outbound sales. Generally, pricing in the computer and related products market is very aggressive and the Company intends to maintain prices at competitive levels. Since outbound sales are typically to corporate accounts that purchase at volume discounts, the gross margin on such sales is generally lower than inbound sales, although the gross profit dollar contribution per order is generally higher as average order sizes to corporate accounts are usually larger. The Company believes that outbound sales will continue to represent a larger portion of its business mix in future periods.

  The direct marketing of personal computers and related products is highly competitive. In addition to other direct marketers and manufacturers who sell direct, such as Dell Computer Corporation and Gateway 2000, Inc., manufacturers of PCs sold by the Company, such as Compaq and IBM, have also announced varying plans to sell PCs directly to end users. Separately, both Compaq and IBM have announced plans to increase their reliance on reseller arrangements with direct marketers such as the Company as part of their own marketing programs designed to compete more effectively with Dell and Gateway. The Company currently believes that direct sales by Compaq and IBM will not have a significant adverse effect upon the Company's net sales.

  Most product manufacturers provide the Company with co-op advertising support in exchange for product coverage in the Company's catalogs. Although the level of co-op advertising support available to the Company from certain manufacturers has declined, and may decline further in the future, the overall level of co-op advertising revenues has continued to increase consistent with the Company's increased levels of spending for catalog and other advertising programs. The Company believes that the overall levels of co-op advertising revenues available over the next twelve months will be consistent with the Company's planned advertising programs.

  In connection with the Offering, the Company expects to report the following non-recurring, non-cash items in the quarter ending March 31, 1998: (i) an $870,000 charge to income from operations resulting from the acceleration of the amortization of certain stock option compensation expense from seven years to four years and (ii) a $4.5 million tax benefit (estimated at December 31, 1997) related to the establishment of additional deferred tax assets for future tax deductions resulting from the S Corporation Termination.

  In connection with the planned relocation of its headquarters facility in the summer of 1998, the Company will likely incur certain one-time moving and other costs, not expected to exceed $500,000, which would be charged to operating results in the periods incurred.

RESULTS OF OPERATIONS

  The following table sets forth for the periods indicated information derived from the Company's statements of operations expressed as a percentage of net sales.

                                                      YEAR ENDED DECEMBER 31,
                                                      -------------------------
                                                       1995     1996     1997
                                                      -------  -------  -------
Net sales (in millions).............................. $ 252.2  $ 333.3  $ 550.6
                                                      =======  =======  =======
Net sales............................................   100.0%   100.0%   100.0%
Gross profit.........................................    16.2     15.4     13.8
Selling, general and administrative expenses.........    15.2     13.1     10.3
Additional stockholder/officer compensation..........     0.0      0.4      2.2
Income from operations...............................     1.0      1.9      1.3
Interest expense.....................................    (0.5)    (0.4)    (0.2)
Income taxes.........................................    (0.0)    (0.1)    (0.1)
Net income...........................................     0.5      1.4      0.9
Pro forma net income.................................                       2.0

  The following table sets forth for the periods indicated the Company's percentage of net sales (in dollars) of computer systems/memory, peripherals, software and networking and communications products.

                                                      YEAR ENDED DECEMBER 31,
                                                      -------------------------
                 PRODUCT CATEGORIES                    1995     1996     1997
                 ------------------                   -------  -------  -------
Computer Systems/Memory..............................    25.4%    34.8%    42.2%
Peripherals..........................................    39.4     38.0     34.3
Software.............................................    23.4     17.6     15.8
Networking and Communications........................    11.8      9.6      7.7
                                                      -------  -------  -------
  Total..............................................   100.0%   100.0%   100.0%
                                                      =======  =======  =======

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

  Net Sales increased $217.3 million, or 65.2%, to $550.6 million in 1997 from $333.3 million in 1996. Growth in net sales, which included a 15.7% increase in average order size, was primarily attributable to: (i) improvements in merchandising and product mix, especially a greater emphasis on the stocking and sale of computer systems; (ii) continued expansion and increased productivity of the Company's outbound telemarketing group; (iii) an increase in the number of catalog mailings; and (iv) improved inbound sales conversion ratios. System/memory sales increased to 42.2% of net sales in 1997 from 34.8% in 1996. Outbound sales increased $130.5 million, or 103.1%, to $257.2 million in 1997 from $126.7 million in 1996. The number of catalogs mailed increased by 81.7%, from 18.6 million catalogs in 1996 to 33.8 million catalogs in 1997.

  Gross Profit increased $24.8 million, or 48.4%, to $76.0 million in 1997 from $51.2 million in 1996. The increase in gross profit dollars was primarily attributable to the increase in net sales described above. Gross profit margin decreased from 15.4% in 1996 to 13.8% in 1997 due primarily to a higher rate of growth in sales of lower margin computer systems, increased price competition, decreases in average unit selling prices and an increase in the rate of charges to cost of sales for slow-moving and obsolete inventory. However, the Company generated higher gross profit dollars per order, enabling it to leverage its operating expenses, as described below.

  Selling, general and administrative expenses increased $12.8 million, or 29.4%, to $56.6 million in 1997 from $43.7 million in 1996, but decreased as a percentage of sales to 10.3% in 1997 from 13.1% in 1996. The increase in expenses was primarily attributable to increases in volume-sensitive costs such as sales personnel and credit card fees. The decrease as a percentage of net sales was primarily attributable to improved expense control and the leveraging of selling, general and administrative expenses over a larger sales base.

  Additional stockholder/officer compensation paid to the Company's two stockholders who also serve as officers and directors represents amounts accrued or distributed in excess of aggregate annual base salaries ($480,000 base salaries for each of 1997 and 1996) approved by the Board of Directors of the Company and generally represent Company-related federal income tax obligations payable by the stockholders. Effective upon the closing of the Offering, these stockholder/officers will be paid annual base salaries aggregating $600,000. Selling, general and administrative expenses on a pro forma basis were $56.7 million (or 10.3% of net sales) for 1997, as adjusted to give effect to $600,000 of aggregate bases salaries payable to the Company's two stockholder/officers.

  Additional stockholder/officer compensation increased $10.8 million, or 863.5%, to $12.1 million in 1997 from $1.3 million in 1996. This increase is attributable to increases in net income.

  Income from operations increased by $1.0 million, or 16.6%, to $7.2 million in 1997 from $6.2 million in 1996. Income from operations as a percentage of net sales decreased from 1.9% to 1.3% for the reasons discussed above. Income from operations, excluding additional stockholder/officer compensation, for the years ended December 31, 1997 and 1996 was $19.4 million and $7.5 million, respectively, an increase of $11.9 million, or 159.4%. Income from operations as a percentage of net sales, excluding additional stockholder/officer compensation, increased from 2.2% to 3.5% for the reasons discussed above.

  Interest expense in 1997 increased $86,000, or 6.8%, to $1.4 million in 1997 from $1.3 million in 1996, primarily due to higher average outstanding borrowings under the Company's line of credit.

  Net income increased $448,000, or 9.4%, to $5.2 million in 1997 from $4.8 million in 1996, principally as a result of the increase in income from operations.

  Pro forma net income is determined by (i) eliminating stockholder/officer compensation in excess of the aggregate base salaries ($600,000) described above under "selling, general and administrative expenses" and (ii) adding a provision for federal income taxes that would have been payable by the Company if taxed under Subchapter C of the Code. Net income on a pro forma basis as described above would have been $10.9 million for 1997. The difference in pro forma net income compared to historical net income represents the elimination of $12.0 million in stockholder/officer compensation offset by a $6.3 million higher provision for federal income taxes.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

  Net sales increased $81.1 million, or 32.2%, to $333.3 million in 1996 from $252.2 million in 1995. Growth in net sales, which included a 30.9% increase in average order size, was primarily attributable to improvements in merchandising and product mix, especially growth in computer systems, and a significant expansion of the Company's outbound telemarketing group from 40 to 100 account managers, together with an increase in outbound sales per account manager for those account managers with more than 12 months of service. Outbound sales increased $72.2 million, or 132.6%, to $126.7 million in 1996 from $54.5 million in 1995.

  Gross profit increased $10.3 million, or 25.1%, to $51.2 million in 1996 from $40.9 million in 1995. Gross profit margin decreased from 16.2% in 1995 to 15.4% in 1996 due to more competitive pricing of the Company's products, significant growth in sales of computer systems, which carry lower gross margins, and an increase in the rate of charges to cost of sales for slow-moving and obsolete inventory. These decreases were partially offset by the Company's ability, as a result of its increased volume and financial position, to take advantage of vendor discounts, rebates and bulk purchasing opportunities.

  Selling, general and administrative expenses increased $5.4 million, or 14.0%, to $43.7 million in 1996 from $38.4 million in 1995, but decreased as a percentage of sales to 13.1% in 1996 from 15.2% in 1995. The increase in expense was attributable to an increase in volume-sensitive costs such as sales personnel and credit card fees. The decrease as a percentage of net sales was primarily attributable to management attention to expense control and the leveraging of selling, general and administrative expenses over a larger sales base.

  Additional stockholder/officer compensation increased to $1.3 million in 1996 from $0 in 1995. This increase is primarily attributable to distributions to stockholders representing Company-related federal income tax obligations payable by stockholders.

  Income from operations increased by $3.7 million, or 143.9%, to $6.2 million in 1996 from $2.5 million in 1995. Income from operations as a percentage of net sales increased from 1.0% to 1.9% for the reasons discussed above. Income from operations, excluding additional stockholder/officer compensation, for the years ended December 31, 1996 and 1995 was $7.5 million and $2.5 million, respectively, an increase of $5.0 million, or 193.4%.

  Interest expense remained unchanged at $1.3 million in 1996 and 1995. Lower interest rates and average short-term borrowings in 1996 were offset by the increased interest expense associated with the $5.0 million term loan obtained in late 1995.

  Net income increased $3.5 million, or 273.6%, to $4.8 million in 1996 from $1.3 million in 1995, principally as a result of the increase in income from operations.

SELECTED QUARTERLY FINANCIAL RESULTS

  The following table sets forth certain unaudited quarterly data of the Company for each of the quarters since January 1, 1995. This information has been prepared on the same basis as the audited Financial Statements and all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the selected quarterly information when read in conjunction with the audited Financial Statements and the Notes thereto included elsewhere in this Prospectus. The quarterly operating results are not necessarily indicative of future results of operations. See "Risk Factors--Historical Net Losses; Variability of Quarterly Results."

                                                  QUARTERS ENDED
                                       --------------------------------------
                                       MARCH 31,  JUNE 30, SEPT. 30, DEC. 31,
                                         1995       1995     1995      1995
                                       ---------  -------- --------- --------
                                                  (IN THOUSANDS)
Net sales............................. $ 62,856   $ 60,434 $ 59,802  $ 69,125
Gross profit..........................   10,247      9,736    9,737    11,198
Selling, general and administrative
 expenses.............................   10,359      9,606    9,456     8,952
Additional stockholder/officer
 compensation.........................      --         --       --        --
Income (loss) from operations.........     (112)       130      281     2,246
                                                  QUARTERS ENDED
                                       --------------------------------------
                                       MARCH 31,  JUNE 30, SEPT. 30, DEC. 31,
                                         1996       1996     1996      1996
                                       ---------  -------- --------- --------
                                                  (IN THOUSANDS)
Net sales............................. $ 70,108   $ 72,014 $ 82,952  $108,248
Gross profit..........................   10,995     11,381   13,054    15,775
Selling, general and administrative
 expenses.............................    9,887     10,040   11,078    12,734
Additional stockholder/officer
 compensation.........................      350        503      554      (148)
Income from operations................      758        838    1,422     3,189
                                                  QUARTERS ENDED
                                       --------------------------------------
                                       MARCH 31,  JUNE 30, SEPT. 30, DEC. 31,
                                         1997       1997     1997      1997
                                       ---------  -------- --------- --------
                                                  (IN THOUSANDS)
Net sales............................. $122,823   $121,500 $139,137  $167,115
Gross profit..........................   17,379     16,777   19,296    22,514
Selling, general and administrative
 expenses.............................   13,637     12,791   14,537    15,631
Additional stockholder/officer
 compensation.........................    2,450      2,980    3,200     3,500
Income from operations ...............    1,292      1,006    1,559     3,383

LIQUIDITY AND CAPITAL RESOURCES

  The Company has historically financed its operations and capital expenditures through cash flow from operations and bank borrowings. The Company believes that funds generated from operations, together with the net proceeds from the Offering and available credit under its bank line of credit, will be sufficient to finance its working capital and capital expenditure requirements at least through 1998. The Company plans to use the net proceeds of the Offering to repay bank indebtedness, pay the S Corporation Dividend and for working capital. See "Use of Proceeds." The Company's ability to continue funding its planned growth is dependent upon its ability to generate sufficient cash flow from operations or to obtain additional funds through equity or debt financing, or from other sources of financing, as may be required.

  At December 31, 1997, the Company had cash of $758,000 and working capital of $18.9 million. At December 31, 1996, the Company had working capital of $14.6 million.

  Net cash used in operating activities was $2.8 million, $4.5 million and $10.4 million for the years ended December 31, 1995, 1996, and 1997, respectively. The primary factors historically affecting cash flows from operations are the Company's net income and changes in the levels of accounts receivable, inventories and accounts payable. Historically, inventories and accounts payable have increased as a result of the sales growth of the Company. Accounts receivable have increased primarily due to an increase in open account purchases by commercial customers resulting from the Company's continued efforts to increase its sales to such customers offset in part by a higher rate of increase in accounts receivable allowances for sales returns and doubtful accounts related to the growth in sales and the disproportionately higher level and complexity of settlement claims with vendors.

  Capital expenditures were $3.4 million and $4.5 million in the years ended December 31, 1996 and 1997 respectively. The Company expects capital expenditures, primarily for the purchase of computer hardware and software and other fixed assets, to be approximately $4.0 million for the year ending December 31, 1998.

  As of December 31, 1997, the Company had a credit agreement with a bank providing for short-term borrowings equal to the lesser of $45 million or an amount determined by a formula based on accounts receivable and inventory balances, and a term loan for $5 million, due in quarterly installments of $250,000 through March 31, 2002. Short-term borrowings, which totalled $28.3 million at December 31, 1997, are collateralized by the Company's accounts receivable and inventories (other than inventories pledged to secure trade credit arrangements) and bear interest at the bank's prime rate (8.5% at December 31, 1997) or LIBOR plus 2.0% at the Company's option. The term loan, which totalled $4.5 million at December 31, 1997, is collateralized by all other assets of the Company and bears interest at the prime rate (8.5% at December 31, 1997). The credit agreement includes various customary financial and operating covenants, including restrictions on the payment of dividends, except for dividends to stockholders in respect of income taxes, none of which the Company believes significantly restricts the Company's operations. At December 31, 1997, the Company had $38.2 million in outstanding accounts payable. Such accounts are generally paid within 30 days of incurrence and will be financed by cash flows from operations or short-term borrowings under the line of credit.

INFLATION

  The Company has historically offset any inflation in operating costs by a combination of increased productivity and price increases, where appropriate. The Company does not expect inflation to have a significant impact on its business in the future.

YEAR 2000 COMPLIANT INFORMATION SYSTEMS

  The Company uses software and related technologies throughout its business that will be affected by the Year 2000 problem, which is common to most corporations, and concerns the inability of information systems, primarily computer software programs, to properly recognize and process date sensitive information as the year 2000 approaches. The Company's order management and fulfillment software system is not currently Year 2000 compliant. However, the Company plans to replace this system in 1998 with new software that is better suited to the Company's expected scale of operations and is designed to be Year 2000 compliant. See "Business--Management Information Systems." The Company currently believes it will be able to modify or replace any other affected systems in time to minimize any detrimental effects on operations. While it is not possible, at present, to give an accurate estimate of the cost of this work, the Company expects that such costs will not be material to the Company's results of operations. System maintenance or software modification costs will be expensed as incurred, while the costs of new software (such as the new order management and fulfillment software) will be capitalized and amortized over the software's expected useful life.

RECENT PRONOUNCEMENTS OF THE FINANCIAL ACCOUNTING STANDARDS BOARD

  Recent pronouncements of the Financial Accounting Standards Board ("FASB") which are not required to be adopted at December 31, 1997, include the following Statements of Financial Accounting Standards ("SFAS"):

  SFAS No. 130, "Reporting Comprehensive Income," establishes standards for reporting and display of comprehensive income (all changes in equity during a period except those resulting from investments by and distributions to owners) and its components in the financial statements. This new standard, which will be effective for the Company for the year ending December 31, 1998, is not currently anticipated to have a significant impact on the Company's financial statement disclosures based on the current financial structure and operations of the Company.

  SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," which will be effective for the Company for the year ending December 31, 1998, establishes standards for reporting information about operating segments in the annual financial statements, selected information about operating segments in interim financial reports and disclosures about products and services, geographic areas and major customers. This new standard may require the Company to report financial information on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments, which may result in more detailed information in the notes to the Company's financial statements than is currently required and provided. The Company has not yet determined the effects, if any, of implementing SFAS No. 131 on its reporting of financial information.

                                   BUSINESS

GENERAL

  PC Connection is a direct marketer of brand-name personal computers and related peripherals, software, accessories and networking products. The Company's primary target customers are SMORGS comprised of 20 to 1,000 employees. PC Connection sells its products through a combination of targeted direct mail catalogs, outbound telemarketing, its Internet Web site and advertisements on the Internet and in selected computer magazines. The Company offers a broad selection of approximately 15,000 products targeted for business use at competitive prices, including products from Compaq, Hewlett-Packard Company, Toshiba Corporation, IBM, Microsoft Corporation ("Microsoft"), Sony Corporation, Hitachi Ltd. and Apple. Net sales of Microsoft Windows or MS-DOS based personal computers ("PCs") and compatible products were approximately 78.1% of net sales in 1997. The Company's most frequently ordered products are carried in inventory and are typically shipped to customers the same day that the order is received.

  The Company has experienced rapid growth in sales, profitability, number of orders and average order size as a result of: (i) a substantial increase in the number and assortment of products carried by the Company; (ii) increases in outbound telemarketing personnel and improvements in productivity; (iii) increases in catalog circulation; and (iv) improvements in inbound telemarketing productivity. The Company recorded net sales of $550.6 million and income from operations of $7.2 million in 1997, representing increases of 65.2% and 16.6%, respectively, over 1996. Excluding additional stockholder/officer compensation of $12.1 million (which represented Company-related federal income tax obligations payable by stockholders under Subchapter S of the Code), income from operations was $19.4 million in 1997, representing an increase of 159.4% over the comparable amount in 1996. The Company recorded net sales of $333.3 million and income from operations of $6.2 million in the year ended December 31, 1996, representing increases of 32.2% and 143.9%, respectively, over the year ended December 31, 1995. Excluding additional stockholder/officer compensation of $1.3 million (which represented Company-related federal income tax obligations payable by stockholders under Subchapter S of the Code), income from operations was $7.5 million in 1996, representing an increase of 193.4% over the comparable amount in 1995.

  Since its founding in 1982, the Company has focused on serving customer needs by providing innovative, reliable and timely customer service and technical support, and offering an extensive assortment of branded products, through knowledgeable and well-trained sales and support teams. The effectiveness of this strategy is reflected in the recognition accorded the Company, including the Company's receipt of the PC World "World Class Award for Best Mail-Order Company" in 1997, as voted by its readers, for the seventh time in the past eight years, and receipt of the highest ranking of only two direct resellers included in the first-ever ranking of the "100 Most Influential Companies in the Computer Industry" by PC Magazine in July 1997.

  The Company believes that its consistent customer focus has resulted in the development of strong brand name recognition and a broad and loyal customer base. At December 31, 1997, the Company's mailing list consisted of approximately 2,000,000 customers and potential customers, of which approximately 500,000 had purchased products from the Company within the last twelve months. Approximately 65% of the Company's net sales in the year ended December 31, 1997 were made to customers who had previously purchased products from the Company. The Company believes it has also developed strong relationships with vendors, resulting in favorable product allocations and marketing assistance.

  Commencing in late 1995, the Company significantly increased its business-to-business marketing efforts targeting SMORGS, a rapidly growing sector of the personal computer market that the Company believes is particularly receptive to purchases from direct marketers. To serve this growing part of its business more effectively, the Company has increased the number of its outbound telemarketing account managers from 48 at December 31, 1995 to 155 at December 31, 1997, including 90 new account managers with less than 12 months of outbound telemarketing experience with the Company. Historically, outbound account managers become significantly more productive in their second year with the Company. In addition, in late 1995 the Company initiated programs to increase training of inbound telemarketing personnel and to provide incentive compensation based upon sales productivity.

  The Company's two major catalogs are PC Connection(R), focused on PCs and compatible products, and MacConnection(R), focused on Macs and compatible products. With colorful illustrations, concise product descriptions, relevant technical information, along with customer service benefits and toll-free telephone numbers for ordering, the Company's catalogs are recognized as a leading source for personal computer hardware, software and other related products. The Company distributed approximately 34 million catalogs during the year ended December 31, 1997.

  The Company also markets its products and services through its Internet Web site, www.pcconnection.com, which provides customers and prospective customers with Company and product information and enables customers to place electronic orders for all of the Company's products. The Company believes that as the Internet becomes a more important commercial medium, it will be well positioned to capitalize on growth through this emerging channel.

INDUSTRY BACKGROUND

  According to industry data published by Merrin in May 1997, United States sales of personal computers and related products were $77.8 billion in 1996 and are expected to be $138.2 billion in 2000, representing a compound annual growth rate of 15.4%. The Company believes that the direct marketing channel will be among the fastest growing distribution channels for the domestic personal computer and related products industry. As a leading participant in the direct marketing channel, the Company believes it is well positioned to capitalize on the expected growth in the industry.

  The Company believes that the sales of personal computers and related products have increased principally as a result of (i) technological advances leading to significant improvements in performance, functionality and ease of use; (ii) lower prices and improved price/performance made possible by technological advances and driven by intense competition among manufacturers, retailers and resellers; (iii) increased dependence upon PCs by businesses, educational institutions and governments; and (iv) the emergence of industry standards and component commonality. The Company believes that the higher projected growth for the direct marketing channel is primarily based on (i) increased user familiarity with PCs, coupled with the emergence of industry standards and component commonality, and the resultant increase in customer comfort with purchasing products without the need to "touch and feel" them, and (ii) broader product offerings, lower prices and greater purchasing convenience that direct marketers generally provide over traditional retail stores and local dealers.

  Users of personal computers range from large corporate entities focused on business applications to individual consumers focused primarily on personal productivity, education and entertainment applications. Historically, large corporate resellers have served the needs of FORTUNE 1000 companies and retailers have competed to serve the consumer market. SMORGS, the Company's core target customers, are being served by a wide range of suppliers, including direct marketers, large retailers, and small, independent value added resellers ("VARs") and local dealerships. The Company believes that the direct field sales model used by large resellers is not an efficient method of reaching SMORGS, and that VARs, local dealerships and retailers are unable to match the high level of customer service, extensive array of products, low prices and efficiencies afforded to SMORGS by direct marketers. Intense competition for market share has led manufacturers of PCs and related products to use all available channels to distribute products, including direct marketers. Although certain manufacturers that have traditionally used resellers to distribute their products have established or attempted to establish their own direct marketing operations, to the Company's knowledge only one has replaced its traditional indirect selling channels as the principal means of distribution. Accordingly, the Company believes these manufacturers will continue to provide favorable product allocations and marketing support to third-party direct marketers.

  The Company believes new entrants to the direct marketing channel must overcome a number of significant barriers to entry, including the time and resources required to build a customer base of meaningful size, quality and responsiveness for cost-effective circulation; costs of developing the information and operating infrastructure required by direct marketers; the advantages enjoyed by larger and more established competitors in terms of purchasing and operating efficiencies; the difficulty of building relationships with manufacturers to achieve favorable product allocations, attractive pricing terms and cooperative advertising funds; and the difficulty of identifying and recruiting management personnel with significant direct marketing experience in the industry.

BUSINESS STRATEGIES

  The Company's objective is to become the leading supplier of personal computers and related products and services to its customers. The key elements of the Company's business strategies include:

  . AWARD-WINNING CUSTOMER SERVICE BEFORE, DURING AND AFTER THE SALE. The Company believes that it has earned a reputation for providing superior customer service by consistently focusing on customer needs and service innovation. The Company has won PC World's "World Class Award for Best Mail Order Company" in seven out of the last eight years. The Company delivers value to its customers through high quality service and technical support provided by knowledgeable, well-trained personnel; efficient and innovative delivery programs; in-house service capabilities; competitive prices; and reasonable return policies.

  . STRONG BRAND NAME AND CUSTOMER FRANCHISE. Since its founding in 1982, the Company has built a strong brand name and customer franchise. In July 1997, the Company was one of only two direct resellers included in the "100 Most Influential Companies in the Computer Industry" by PC Magazine. Its mailing list includes approximately 2,000,000 names, of which approximately 500,000 have purchased products from the Company during the last 12 months.

  . BROAD PRODUCT SELECTION AT COMPETITIVE PRICES. The Company offers its customers a wide assortment of personal computers and related products at competitive price points. The Company's merchandising programs feature products that provide customers with aggressive price/performance and the convenience of one-stop shopping for their personal computer and related needs.

  . LONG-STANDING VENDOR RELATIONSHIPS. The Company has a history of strong relationships with vendors, being among the first direct marketers qualified by manufacturers to market systems to end users. The Company provides its vendors with information concerning customer preferences and an efficient channel for the advertising and distribution of their products.

GROWTH STRATEGIES

  The Company's growth strategies are to increase penetration of its existing customer base, broaden its product offerings and expand its customer base. The key elements of its strategies include:

  . INCREASE OUTBOUND TELEMARKETING. The Company plans to increase significantly the number of its corporate outbound account managers and assign them to a higher percentage of the Company's customers. Outbound account managers focus exclusively on serving specifically assigned customers and seek to develop a close relationship with those customers by identifying and responding to their needs for personal computers and related products.

  . EXPAND PRODUCT OFFERINGS. The Company continually evaluates personal computers and related products focused on business users, adding new products as they become available or in response to customer demand. The Company is also expanding the breadth of offered products to include items such as network servers, telecopiers and telephone equipment. It works closely with vendors to identify and source first-to-market product offerings at aggressive price points, and believes that expansion of its corporate outbound marketing program will enhance its access to such product offerings.

  . TARGET CUSTOMER SEGMENTS. Through targeted mailings, the Company seeks to expand the number of its active customers and generate additional sales from its existing customers on a cost-effective basis. The Company has developed specialty catalogs, as well as standard catalogs with special cover pages, featuring product offerings designed to address the needs of specific customer segments. The

     Company plans to further focus its product mix and catalogs to better service the needs of its existing and prospective business customers, including new product inserts targeted to purchasers of graphics, server and networking products.

  . DEVELOP ELECTRONIC COMMERCE CHANNEL. The Company's Internet Web-based catalog provides detailed product descriptions, product search capabilities and on-line order processing. The Company believes that an increasing number of customers and potential new customers will elect to shop electronically in the future and therefore it plans additional investments to further improve the on-line sales capabilities, customer service and product information and support available on its Internet Web site.

SERVICE AND SUPPORT

  Since its founding in 1982, the Company's primary objective has been to provide products that meet the demands and needs of customers and to supplement those products with up-to-date product information and excellent customer service and support. The Company believes that offering its customers superior value, through a combination of product knowledge, consistent and reliable service and leading products at competitive prices, differentiates it from other direct marketers and has become the foundation for developing a broad and loyal customer base. The Company has introduced programs such as Toll-Free Technical Support in 1982, the Everything Overnight(R) delivery program in 1988, Money Back Guarantees in 1989, One-Minute Mail Order(R) in 1991 and its On-line Superstore in 1997.

  The Company invests heavily in training programs for its service and support personnel, with an emphasis on putting customer needs and service first. Customer service representatives are available 24 hours a day, seven days a week to handle orders, product information and general inquiries (including the most frequently asked technical support questions).

  The effectiveness of the Company's strategy is reflected in the recognition accorded the Company, including the Company's receipt of PC World's "World Class Award for Best Mail Order Company" in 1997, as voted by its readers, for seven of the last eight years and receipt of the highest ranking of only two direct resellers included in the first-ever ranking of the "100 Most Influential Companies in the Computer Industry" by PC Magazine in July 1997.

  Technical Support. The Company provides toll-free technical support from 9 a.m. through 5 p.m. Monday through Friday. Product support technicians assist callers with questions concerning compatibility, installation, determination of defects and more difficult questions of product use. The product support technicians authorize customers to return defective or incompatible products to either the manufacturer or to the Company for warranty service. In house technicians are authorized for both warranty and non-warranty repair on most major systems and hardware products.

  Innovative Delivery Programs. Using the Company's customized information system, the Company, upon receipt of customer orders, sends them to its distribution center for processing immediately after they are credit approved. Through its Everything Overnight(R) service, the Company guarantees that all orders accepted up until 2:45 a.m. (until midnight on most custom-configured systems) will be shipped for overnight delivery via Airborne Express.

MARKETING AND SALES

  The Company sells its products through the direct marketing channel, primarily to SMORGS. The Company's marketing objectives are to be the primary supplier of personal computers and related products to its existing customers and to expand its customer base. The Company employs multiple marketing approaches to reach existing and prospective customers, including outbound telemarketing, catalogs and inbound telesales, Web and print media advertising, and specialty marketing programs. All of its marketing approaches emphasize the Company's broad product offerings, fast delivery, customer support, competitive pricing and multiple payment options.

  The Company believes that its ability to establish and maintain long-term customer relationships and to encourage repeat purchases is largely dependent on the strength of its telemarketing personnel and programs. Because its customers' primary contact with the Company is through its telemarketers, the Company is committed to maintaining a qualified, knowledgeable and motivated sales staff with its principal focus on customer service.

  Outbound Telemarketing. The Company seeks to build loyal relationships with its potential high-volume customers by assigning them to individual account managers. The Company believes that customers respond favorably to a one-on-one relationship with personalized, well-trained account managers. Once established, these one-on-one relationships are maintained and enhanced through frequent telecommunications and targeted catalogs and other marketing materials designed to meet each customer's specific computing needs.

  Account managers focus exclusively on their managed accounts and on outbound sales calls to prospective customers. The Company generally recruits account managers from its inbound telemarketing staff and from other sales organizations. All account managers must successfully complete a one-month training program, which includes instruction in the Company's product offerings and order management systems, as well as selling skills and account management. Thereafter, new account managers are assigned to sales teams where they receive intensive coaching and supervision by experienced supervisors, and periodic refresher training from the sales training staff. Additional training and product education programs are provided continuously through vendor supported programs. The Company pays its account managers a base annual salary plus incentive compensation which is tied to sales volume and gross profit dollars produced. The Company imposes specific increases in sales targets for incentive pay. Account managers historically have significantly increased productivity after approximately 12 months of training and experience. At December 31, 1997, the Company employed 155 account managers, including 90 with less than 12 months of outbound telemarketing experience with the Company.

  Catalogs and Inbound Telesales. The Company's two principal catalogs are PC Connection(R) for the PC market and MacConnection(R) for the Mac market. The Company publishes twelve editions of each of these catalogs annually. The Company distributes catalogs to purchasers on its in-house mailing list as well as to other prospective customers. It sends its two principal catalogs to its best customers twice each month. The initial mailing each month, labeled an "early edition," is sent simultaneously to the best customers throughout the United States and features special offers, such as first-to-market product offerings, highlighted on the cover. The Company also includes a catalog with each order shipped.

  In addition, the Company mails specialty catalogs or customized versions of its catalogs to selected customers. The Company distributes specialty catalogs to educational customers and prospects on a periodic basis. The Company also distributes its monthly catalogs customized with special covers and inserts, offering a wider assortment of special offers on products in specific areas (such as graphics, server/netcom and mobile computing) or for specific customers (such as developers). These customized catalogs are distributed to targeted customers included in the Company's customer database using past identification or purchase history, as well as to outside mailing lists.

  Each catalog is printed with full-color photographs, detailed product descriptions and manufacturer specifications. The catalogs are primarily created by in-house designers and production artists on a computer-based desktop publishing system. The in-house preparation of most portions of the catalog expedites the production process, providing for greater flexibility and creativity in catalog production, allowing for last-minute changes in pricing and format, and resulting in significant cost savings. After completion of the design and preparation, the catalogs are outsourced for printing by commercial printers.

  The Company employs inbound sales representatives to answer customer telephone calls generated by the Company's catalog, magazine and other advertising programs and to assist customers in purchasing decisions, process product orders and respond to customer inquiries on order status, product pricing and availability. In late 1995, the Company initiated programs to increase training of inbound telemarketing personnel and to provide incentive compensation based upon sales productivity. The Company employs a flexible staffing model which allows it to maintain excellent customer service during periods of peak demand while maintaining an efficient cost structure. The Company regularly monitors calls for quality assurance purposes. It has been a pioneer in using caller identification for the instant retrieval of customer records. Employing proprietary information systems, sales representatives can quickly access customer records which detail purchase history and billing and shipping information, expediting the ordering process. In addition to receiving orders through the Company's toll-free numbers, orders are also received via fax, mail, and electronic mail.

  Advertising. The Company advertises in selected personal computer and trade magazines, such as PC Magazine, PC World and Macworld. These advertisements provide product descriptions, manufacturers' specifications and pricing information, and emphasize the Company's service and support features. Additionally, the PC Connection(R) logo and telephone number are included in promotions by selected manufacturers. The Company also advertises its Internet Web site through independent content providers on commercial on-line services such as Yahoo.

  www.pcconnection.com. In November 1996, the Company launched an Internet Web site, including a complete product catalog. In July 1997, the Company began accepting electronic orders through its Internet Web site. Product descriptions and prices of all products are provided on-line, with full, updated information for over 7,000 items and on screen images available for over 800 items. The Company offers, and continuously updates, selected product offerings and other special buys. The Company believes that in the future its Internet Web site will be an important sales source and communication tool for improving customer service.

  Specialty Marketing. The Company's specialty marketing activities include direct mail, other inbound and outbound telemarketing services, bulletin board services, "fax on demand" services, package inserts, fax broadcasts and electronic mail. The Company also markets call-answering and fulfillment services to certain of its product vendors such as Iomega Corporation.

  Customers. The Company currently maintains an extensive database of customers and prospects aggregating approximately 2,000,000 names. During the year ended December 31, 1997, the Company received orders from approximately 500,000 customers. Approximately 65% of the Company's net sales in the year ended December 31, 1997 were made to customers who had previously purchased products from the Company.

PRODUCTS AND MERCHANDISING

  The Company continuously focuses on expanding the breadth of its product offerings. The Company currently offers approximately 15,000 personal computer products designed for business applications from over 1,000 manufacturers, including hardware and peripherals, accessories, networking products and software. The Company offers both PCs and Macs and related products. In 1997, sales of PCs and related products were approximately 78% of the Company's net sales. The Company selects the products that it sells based upon their technology and effectiveness, market demand, product features, quality, price, margins and warranties. As part of its merchandising strategy, the Company also offers new types of products related to PCs, such as digital cameras.

  Computer systems/memory are the fastest growing product category, representing 42.2% of net sales in the year ended December 31, 1997, up from 25.4% and 34.8% of net sales in the years ended December 31, 1995 and 1996, respectively. The growth in system sales has been driven primarily by increased outbound sales efforts to business customers and the aggressive sourcing and merchandising of new computer systems lines and products.

  The following table sets forth the Company's percentage of net sales (in dollars) of computer systems/memory, peripherals, software, and networking and communications products during the years ended December 31, 1995, 1996 and 1997.

                                                 PERCENTAGE OF NET SALES
                                          --------------------------------------
                                              YEAR         YEAR         YEAR
                                             ENDED        ENDED        ENDED
                                          DECEMBER 31, DECEMBER 31, DECEMBER 31,
PRODUCT CATEGORIES                            1995         1996         1997
                                          ------------ ------------ ------------
Computer Systems/Memory..................    25.4%        34.8%        42.2%
Peripherals..............................    39.4%        38.0%        34.3%
Software.................................    23.4%        17.6%        15.8%
Networking and Communications............    11.8%         9.6%         7.7%

  The Company offers a limited 30-day money back guarantee for most unopened products and selected opened products, although selected products are subject to restocking fees. Substantially all of the products marketed by the Company are warranted by the manufacturer. The Company generally accepts returns directly from the customer and then either credits the customer's account or ships the customer a similar product from the Company's inventory.

PURCHASING AND VENDOR RELATIONS

  For the year ended December 31, 1997, the Company purchased approximately 50% of its products directly from manufacturers and the balance from distributors and aggregators, all of which shipped products directly to the Company's distribution facility in Wilmington, Ohio. During the years ended December 31, 1996 and 1997, product purchases from Ingram Micro, the Company's largest vendor, accounted for approximately 28.4% and 28.0%, respectively, of the Company's total product purchases. No other vendor accounted for more than 10% of the Company's total product purchases. The Company believes that alternative sources for products obtained from Ingram Micro are available.

  Many product suppliers reimburse the Company for advertisements or other cooperative marketing programs in the Company's catalogs or Company advertisements in personal computer magazines that feature a manufacturer's product. Reimbursements may be in the form of discounts, advertising allowances and/or rebates. The Company also receives reimbursements from certain vendors based upon the volume of purchases or sales of the vendors' products by the Company. Historically, the Company received price protection from its vendors on a majority of the products it sold. Protection takes the form of rebates or credits against future purchases. The Company may participate in the future in end-of-life-cycle and other special purchases which may not be eligible for price protection.

  The Company believes that it has excellent relationships with vendors, generally pays vendors within stated terms and takes advantage of all appropriate discounts. The Company believes that because of its volume purchases it is able to obtain product pricing and terms that are competitive with those available to other major direct marketers. Although brand names and individual product offerings are important to the Company's business, the Company believes that competitive sources of supply are available in substantially all of the merchandise categories carried by the Company.

DISTRIBUTION

  At its approximately 102,000 square foot distribution and fulfillment center in Wilmington, Ohio, the Company receives and ships inventory, configures computer systems and processes returned products. The Company also maintains a related 25,700 square foot warehouse for inventory in nearby Xenia, Ohio. Orders are transmitted electronically from the Company's New Hampshire sales facilities to its Wilmington distribution center after credit approval, where packing documentation is printed automatically and order fulfillment takes place. The Company guarantees that all orders accepted up until 2:45 a.m. (until midnight on custom-configured systems) will be shipped for overnight delivery via Airborne Express. It ships approximately 90% of its orders through Airborne Express. Upon request, orders may also be shipped by other common carriers.

  The Company configures approximately half of the computer systems it sells. Configuration typically consists of the installation of memory, accessories and/or software.

  While the Company believes that its existing distribution facilities in Wilmington and Xenia, Ohio will be sufficient to support the Company's anticipated needs through the next 12 months, it is evaluating additional and/or alternative facilities for distribution and inventory to support future growth.

MANAGEMENT INFORMATION SYSTEMS

  The Company uses management information systems, principally comprised of applications software running on IBM AS/400 and RS6000 computers and Microsoft NT-based servers, which the Company has customized for its use. These systems permit centralized management of key functions, including order taking and processing, inventory and accounts receivable management, purchasing, sales and distribution, and the preparation of daily operating control reports on key aspects of the business. The Company also operates advanced telecommunications equipment to support its sales and customer service operations. Key elements of the telecommunications systems are integrated with the Company's computer systems to provide timely customer information to sales and service representatives, and to facilitate the preparation of operating and performance data. The Company believes that its customized information systems enable the Company to improve its productivity, ship customer orders on a same-day basis, respond quickly to changes in its industry and provide high levels of customer service.

  The Company's success is dependent in large part on the accuracy and proper use of its information systems, including its telephone systems, to manage its inventory and accounts receivable collections, to purchase, sell and ship its products efficiently and on a timely basis, and to maintain cost-efficient operations. The Company expects to continually upgrade its information systems to more effectively manage its operations and customer database, including to be Year 2000 compliant. In that regard, it is in the process of converting to new software for its order management and fulfillment systems designed to be Year 2000 compliant, which is expected to be completed by the first half of 1998.

COMPETITION

  The direct marketing and sale of personal computers and related products is highly competitive. PC Connection competes with other direct marketers of personal computers and related products, including CDW Computer Centers, Inc., Insight Enterprises, Inc. and Micro Warehouse, Inc. The Company also competes with certain product manufacturers that sell directly to customers, such as Dell Computer Corporation and Gateway 2000, Inc., and more recently Compaq, IBM and Apple; distributors that sell directly to certain customers, such as MicroAge, Inc. and Vanstar Corporation; various cost-plus aggregators, franchisers, and national computer retailers, such as CompUSA, Inc. and Computer City; and companies with an Internet Web site and commercial on-line networks. Additional competition may arise if other new methods of distribution, such as broadband electronic software distribution, emerge in the future.

  The Company competes not only for customers, but also for favorable product allocations and cooperative advertising support from product manufacturers. Several of the Company's competitors are larger and have substantially greater financial resources than the Company.

  The Company believes that price, product selection and availability, and service and support are the most important competitive factors in its industry.

INTELLECTUAL PROPERTY RIGHTS

  The Company conducts its business under the marks PC Connection(R) and MacConnection(R) and their related logos. Other Company trademarks and service marks include Everything Overnight(R), One-Minute Mail Order(R), PC & Mac Connection(R), Systems Connection(R), The Connection(R), Raccoon Character(R), Service Connection(TM), Graphics Connection(TM), and Memory Connection(TM). The Company intends to use and protect these and its other marks, as it deems necessary. The Company believes its trademarks and service marks have significant value and are an important factor in the marketing of its products. The Company does not maintain a traditional research and development group, but works closely with computer product manufacturers and other technology developers to stay abreast of the latest developments in computer technology, both with respect to the products it sells and the products it uses to conduct its business.

EMPLOYEES

  As of December 31, 1997, the Company employed 890 persons, of whom 394 were engaged in sales related activities, 85 were engaged in providing customer service and support, 209 were engaged in purchasing and distribution related activities, 57 were engaged in the operation and development of management information systems, and 145 were engaged in administrative and accounting functions. The Company considers its employee relations to be good. The Company's employees are not represented by a labor union, and it has experienced no work stoppages since inception.

FACILITIES

  The Company's principal facilities, all of which are leased, are as follows:

                                                     Approx.
              Facility                Location       Sq. Ft. Expiration of Lease
              --------                -------------- ------- -------------------
Corporate Headquarters............... Milford, NH    84,000  July 1998(1)
Sales and Service Facility........... Keene, NH      22,000  July 2008
Sales Facility....................... Hudson, NH      8,300  August 1998(2)
Conference Center.................... Marlow, NH     15,800  May 2007
Distribution Center.................. Wilmington, OH 102,000 December 2000
Distribution Facility................ Xenia, OH      25,700  September 1998(3)

---------------------
(1) The Company has entered into a fifteen year lease for a new corporate headquarters which the Company plans to occupy in the summer of 1998. See "Certain Transactions."
(2) The Company has the option to renew the lease for this facility annually for one-year periods through August 2002.
(3) The Company has the option to renew the lease for this facility annually for one-year periods through September 2000.

  Several of these facilities are leased from affiliated entities. See "Certain Transactions."

   While the Company believes that its existing facilities in Wilmington and Xenia, Ohio will be sufficient to support the Company's anticipated needs through the next 12 months, it is evaluating additional and/or alternative facilities for distribution and inventory to support future growth.

REGULATORY AND LEGAL MATTERS

  The direct response business conducted by the Company is subject to the Mail or Telephone Order Merchandise Rule and related regulations promulgated by the Federal Trade Commission. While the Company believes it is in compliance with such regulations, no assurance can be given that new laws or regulations will not be enacted or adopted that might adversely affect the Company's operations. There are no material legal proceedings pending against the Company.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers and directors of the Company and their ages as of January 31, 1998 are as follows:

NAME                           AGE                    POSITION
----                           ---                    --------
Patricia Gallup...............  43 Chairman of the Board and Chief Executive
                                   Officer
David Hall....................  48 Vice Chairman of the Board
Wayne L. Wilson...............  48 President, Chief Operating Officer and Chief
                                   Financial Officer
Robert F. Wilkins.............  36 Senior Vice President of Merchandising and
                                   Product Management
R. Wayne Roland...............  49 Vice President of Fulfillment Operations
John L. Bomba, Jr. ...........  44 Vice President of Information Services and
                                   Chief Information Officer
Tracey Thompson Turner........  40 Vice President of Corporate Communications
David B. Beffa-Negrini........  44 Vice President of Media Development and
                                   Director
Martin C. Murrer(1)...........  40 Director
Peter J. Baxter(1)............  46 Director

---------------------
(1) Member of Compensation Committee and Audit Committee.

  Patricia Gallup is a co-founder of the Company and has served as Chairman of the Board and Chief Executive Officer of the Company since January 1998. From September 1995 to January 1998, Ms. Gallup served as the Chairman of the Board, President and Chief Executive Officer of the Company. From September 1994 to September 1995, she served as Chairman of the Board and Chief Executive Officer of the Company. From August 1990 to September 1994, Ms. Gallup served as the Company's President and Chief Executive Officer.

  David Hall is a co-founder of the Company and has served as Vice Chairman of the Board since November 1997. From June 1997 to November 1997, Mr. Hall served as the Vice Chairman of the Board, Executive Vice President and Treasurer of the Company. From February 1995 to June 1997, Mr. Hall served as the Company's Vice Chairman of the Board and Executive Vice President. From March 1991 to February 1995, he served as the Executive Vice President of the Company.

  Wayne L. Wilson has served as President, Chief Operating Officer and Chief Financial Officer of the Company since January 1998. From January 1996 to January 1998, Mr. Wilson served as Senior Vice President, Chief Operating Officer and Chief Financial Officer of the Company. From August 1995 to January 1996, he served as Senior Vice President of Finance and Chief Financial Officer of the Company. Prior to joining the Company, Mr. Wilson was a partner in the accounting and consulting firm of Deloitte & Touche LLP from June 1986 to August 1995.

  Robert F. Wilkins has served as Senior Vice President of Merchandising and Product Management of the Company since January 1998. From December 1995 to January 1998, Mr. Wilkins served as Vice President of Merchandising and Product Management of the Company. From September 1994 to December 1995, he was a consultant to the Company and certain of its affiliates. From February 1990 to September 1994, Mr. Wilkins served as President of Mac's Place.

  R. Wayne Roland has served as Vice President of Fulfillment Operations of the Company since March 1996. From June 1995 to March 1996, he was a consultant to the Company. From July 1990 to June 1995, Mr. Roland served as controller and then as Director of Strategic Projects for Brookstone, Inc.

  John L. Bomba, Jr. has served as Vice President of Information Services and Chief Information Officer of the Company since May 1997. From May 1994 to April 1997, Mr. Bomba served as Director of Worldwide Information Systems for Micro Warehouse, Inc. Prior to May 1994, he served as Director of Professional Services for Innovative Information Systems, Inc.

  Tracey Thompson Turner has served as Vice President of Corporate Communications since November 1997. From March 1990 to August 1997, Ms. Turner served as Vice President of Corporate Communications and Investor Relations for Healthsource, Inc.

  David B. Beffa-Negrini has served on the Company's Board of Directors since September 1994 and as the Vice President of Media Development since January 1998. From January 1992 to January 1998, Mr. Beffa-Negrini served as the Company's Director of Merchandising.

  Martin C. Murrer has served on the Company's Board of Directors since April 1995. Since January 1997, Mr. Murrer has been a managing director of Donaldson, Lufkin & Jenrette Securities Corporation. From June 1995 to January 1997, Mr. Murrer was a Senior Vice President of Donaldson, Lufkin & Jenrette Securities Corporation. From June 1990 to June 1995, Mr. Murrer was a Vice President of Goldman, Sachs & Co.

  Peter J. Baxter has served on the Company's Board of Directors since September 1997. Mr. Baxter has been the President, Chief Executive Officer and a director of CFX Corporation, a bank holding company, since January 1989.

  There are no family relationships among any of the directors and executive officers of the Company. Officers serve at the discretion of the Board of Directors of the Company (the "Board").

COMMITTEES OF THE BOARD

  The Board has established a Compensation Committee and an Audit Committee, each comprised of Messrs. Murrer and Baxter. The Compensation Committee makes recommendations concerning salaries and incentive compensation for employees of and consultants to the Company and administers the Company's incentive plans. The Audit Committee reviews the results and scope of the audit and other services provided by the Company's independent public accountants.

COMPENSATION OF DIRECTORS

  Non-employee members of the Board and Mr. Beffa-Negrini, an employee director of the Company, receive a $15,000 annual retainer and fees of $1,000 for each Board meeting attended and $500 for each Board committee meeting attended on a day other than the day of the Board meeting, as well as reimbursement for all reasonable expenses incurred in attending Board and committee meetings. Mr. Murrer has waived payment of his director's fees and in lieu thereof the Company has established a grant program pursuant to which a donee selected by Mr. Murrer can purchase products having a value equal to the amount of the waived fees.

EXECUTIVE COMPENSATION

  Summary Compensation. The following table sets forth compensation paid to the Chief Executive Officer and each of the four other most highly compensated individuals who served as executive officers on December 31, 1997 and who received over $100,000 in compensation for services rendered to the Company in all capacities during the fiscal year ended December 31, 1997 (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                              1997 ANNUAL COMPENSATION              COMPENSATION
                         -------------------------------------  ---------------------
                                                                       AWARDS
                                                                ---------------------
NAME AND                                        OTHER ANNUAL    SECURITIES UNDERLYING    ALL OTHER
PRINCIPAL POSITION       SALARY($) BONUS($)    COMPENSATION($)       OPTIONS (#)      COMPENSATION($)
------------------       --------- --------    ---------------  --------------------- ---------------
Patricia Gallup ........ $240,000  $   --        $6,065,000(2)            --              $2,250(3)
 Chairman of the Board                                                                       408(4)
 and Chief Executive
 Officer(1)
David Hall..............  240,000      --         6,065,000(2)            --               2,250(3)
 Vice Chairman of the                                                                        696(4)
 Board
Wayne L. Wilson.........  280,000  200,000(6)           --             65,549                696(4)
 President, Chief
 Operating Officer and
 Chief Financial
 Officer(5)
Robert F. Wilkins.......  175,000  142,500(6)           --             78,659              2,250(3)
 Senior Vice President                                                                       264(4)
 of Merchandising and
 Product Management(7)
R. Wayne Roland.........  140,000  120,000(6)           --             39,329              2,250(3)
 Vice President of                                                                           696(4)
 Fulfillment Operations

---------------------
(1) During the year ended December 31, 1997, Ms. Gallup served as the Chairman of the Board, President and Chief Executive Officer.
(2) Represents amounts accrued or distributed for Company-related federal income tax obligations payable by the stockholders.
(3) Represents the Company's 401(k) profit-sharing plan matching contribution.
(4) Represents premiums paid by the Company on life insurance with policy amounts in excess of $50,000 for the Named Executive Officer.
(5) During the year ended December 31, 1997, Mr. Wilson served as the Senior Vice President, Chief Operating Officer and Chief Financial Officer of the Company.
(6) Includes amounts paid in 1998 to the Named Executive Officer earned in 1997.
(7) During the year ended December 31, 1997, Mr. Wilkins served as the Vice President of Merchandising and Product Management.

 Employment and Severance Agreements.

  In January 1998, the Company entered into employment agreements with Patricia Gallup as Chairman of the Board and Chief Executive Officer, and with David Hall as Vice Chairman of the Board. Pursuant to these agreements, each of Ms. Gallup and Mr. Hall has agreed to perform the duties she or he performed prior to the execution of such agreements for an annual base salary of $300,000 for the year ending December 31, 1998. These agreements may be terminated by the Company or by the employee at any time.

  In August 1995, the Company entered into an employment agreement with Wayne
L. Wilson, pursuant to which he is currently serving as President, Chief Operating Officer and Chief Financial Officer, providing for an initial annual base salary of $230,000. In addition, the agreement provided for (i) initial deferred incentive compensation up to $70,000 a year; (ii) additional compensation up to $12,500 in each of the first two fiscal quarters of his employment; and (iii) the grant of options to acquire 65,549 shares of Non-Voting Common Stock under the Company's 1993 Incentive and Non-Statutory Stock Option Plan. See "--Stock Plans." Upon termination of his employment by the Company without cause, Mr. Wilson shall be entitled to severance payments totaling his annual base salary as of the date of the termination of his employment.

  In December 1995, the Company entered into an employment agreement with Robert F. Wilkins, pursuant to which he is currently serving as Senior Vice President of Merchandising and Product Management. The agreement provides for an initial annual base salary of $140,000 and initial annual incentive compensation of up to $60,000, based upon the achievement of certain performance goals. If Mr. Wilkins is terminated by the Company without cause, he is entitled to severance payments equal to one-half of his annual base salary as of the date of the termination of his employment.

  In March 1997, the Company entered into a letter agreement with R. Wayne Roland, providing for a severance payment equal to one-half of his then applicable annual base salary if the Company terminates his employment for any reason other than for cause. Mr. Roland currently holds the position of Vice President of Fulfillment Operations.

  Option Grants. The following table sets forth information concerning stock options granted in the year ended December 31, 1997 to the Named Executive Officers.

                         OPTION GRANTS IN FISCAL 1997

                                                                     POTENTIAL REALIZABLE
                                                                       VALUE AT ASSUMED
                                                                     ANNUAL RATES OF STOCK
                                                                    PRICE APPRECIATION FOR
                                     INDIVIDUAL GRANTS                  OPTION TERM(2)
                         ------------------------------------------ -----------------------
                                     % OF TOTAL
                          NUMBER OF   OPTIONS
                         SECURITIES  GRANTED TO
                         UNDERLYING  EMPLOYEES  EXERCISE
                           OPTIONS   IN FISCAL   PRICE   EXPIRATION
NAME                     GRANTED (#)    YEAR     ($/SH)   DATE(1)    0%($)   5%($)  10%($)
----                     ----------- ---------- -------- ---------- ------- ------- -------
Patricia Gallup.........      --         --        --          --       --      --      --
David Hall..............      --         --        --          --       --      --      --
Wayne L. Wilson.........   65,549       13.0      3.81    1/1/2007   70,793 272,375 581,643
Robert F. Wilkins.......   78,659       15.6      3.81    1/1/2007   84,952 326,851 697,973
R. Wayne Roland.........   39,329        7.8      5.72    7/1/2007  127,819 349,681 690,062

---------------------
(1) Options may terminate before their expiration date if the optionee's status as an employee or consultant is terminated or upon optionee's death.
(2) The 0%, 5% and 10% assumed annual compound rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimated projection of future prices of its securities. In calculating the potential realizable value the Company used fair market value at the dates of grant as determined by the Board.

  Option Exercises and Options Outstanding. The following table sets forth the number of shares covered by both exercisable and unexercisable stock options as of December 31, 1997 for the Named Executive Officers. Also reported are the values for "in the money" options, which represent the positive spread between the exercise prices of any such existing stock options and the fair market value of the Company's Common Stock as of December 31, 1997.

                   AGGREGATE OPTION EXERCISES IN FISCAL 1997
                      AND DECEMBER 31, 1997 OPTION VALUES

                                             NUMBER OF SECURITIES
                          SHARES            UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                         ACQUIRED                 OPTIONS AT          IN-THE-MONEY OPTIONS AT
                            ON     VALUE       DECEMBER 31, 1997      DECEMBER 31, 1997($)(1)
                         EXERCISE REALIZED ------------------------- -------------------------
NAME                       (#)      ($)    EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     -------- -------- ----------- ------------- ----------- -------------
Patricia Gallup.........   --       --         --             --         --              --
David Hall..............   --       --         --             --         --              --
Wayne L. Wilson.........   --       --         --         196,647        --        2,471,345
Robert F. Wilkins.......   --       --         --         131,098        --        1,627,563
R. Wayne Roland.........   --       --         --          39,329        --          404,269

---------------------
(1) Calculated by determining the difference between the fair market value of the securities underlying the option at December 31, 1997 (as determined by the Board) and the exercise price of the options.

STOCK PLANS

1993 Incentive and Non-Statutory Stock Option Plan.

  The Company's 1993 Incentive and Non-Statutory Stock Option Plan (the "1993 Option Plan") was approved by the Board of Directors and the stockholders in December 1993. At December 31, 1997, options to purchase a total of 1,094,010 shares of Company Common Stock were outstanding at a weighted average exercise price of $3.31 per share under the 1993 Option Plan, and 30,153 shares of Company Common Stock were reserved for issuance under the 1993 Option Plan, and were granted in January 1998.

  The 1993 Option Plan provides for the grant of incentive stock options and non-statutory stock options to employees, consultants, directors and officers. The exercise price of all incentive stock options granted under the 1993 Option Plan must be at least equal to the fair market value per share of Company Common Stock on the date of grant or 110% of the fair market value for stockholders holding greater than 10% of the Company's Common Stock. The terms of options granted under the 1993 Option Plan may not exceed ten years and options granted to stockholders holding greater than 10% of the Voting Common Stock may not exceed five years. In the event of termination of an optionee's employment or consulting arrangement, options may only be exercised, to the extent vested as of the date of termination, for a period not to exceed 30 days (180 days, in the case of termination as a result of death) following the date of termination. Options may not be sold or transferred other than by will or the laws of descent and distribution, and may be exercised during the life of the optionee only by the optionee. Effective upon the consummation of the Offering, the Company does not intend to grant any further options under the 1993 Option Plan.

1997 Stock Incentive Plan.

  The Company's 1997 Stock Incentive Plan (the "1997 Stock Plan") provides for the grant of incentive stock options (within the meaning of Section 422 of the Code), non-statutory stock options, restricted stock, and other stock based awards, including the grant of Shares based on certain conditions, the grant of securities convertible into Common Stock and the grant of stock appreciation rights ("Awards"). An aggregate of 800,000 shares of Common Stock may be issued pursuant to the 1997 Stock Plan (subject to adjustment for certain changes in the Company's capitalization).

  The 1997 Stock Plan is administered by the Board and the Compensation Committee. The Board has the authority to grant Awards under the 1997 Stock Plan and to accelerate, waive or amend certain provisions of outstanding Awards. The 1997 Stock Plan provides that, to the extent permitted by applicable law, the Board may authorize the Compensation Committee to administer certain aspects of the 1997 Stock Plan and subject to certain limitations, may authorize the Chief Executive Officer or another officer of the Company to grant Awards to certain employees.

  Incentive Stock Options and Nonstatutory Options. Optionees receive the right to purchase shares of Common Stock at a specified price in one or more installments after the grant date, subject to such terms and conditions as are specified at the time of the grant. Incentive stock options and options that the Board or Compensation Committee intends to qualify as performance-based compensation under Section 162(m) of the Code may not be granted at an exercise price less than the fair market value of the Common Stock on the date of grant (or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding 10% or more of the voting stock of the Company). All other options may be granted at an exercise price that may be less than, equal to or greater than the fair market value of the Common Stock on the date of grant. No option shall be granted for a term in excess of 10 years.

  Stock Appreciation Rights and Performance Shares. A stock appreciation right ("SAR") is based on the value of Common Stock and entitles the SAR holder to receive consideration to the extent that the fair market value on the date of exercise of the shares of Common Stock underlying the SAR exceeds the fair market value of the underlying shares on the date the SAR was granted. A performance share award entitles the recipient to acquire shares of Common Stock upon the attainment of specified performance goals.

  Restricted Stock. Restricted stock awards entitle recipients to acquire shares of Common Stock, subject to the right of the Company to repurchase all or part of such shares at their purchase price from the recipient in the event that the conditions specified in the applicable stock award are not satisfied prior to the end of the applicable restriction period established for such award.

  All of the employees, officers, directors, consultants and advisors of the Company who are expected to contribute to the Company's future growth and success are eligible to participate in the 1997 Stock Plan.

  Section 162(m) of the Code disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to the company's chief executive officer or to any of the four other most highly compensated executive officers. Certain compensation, including "performance-based compensation," is not included in compensation subject to the $1 million limitation. The 1997 Stock Plan limits to 250,000 (the "Award Limit") the maximum number of shares of Common Stock with respect to which Awards may be granted to any employee in any calender year. The Award Limit and certain other provisions of the 1997 Stock Plan are intended to comply with the "performance based compensation" exception to the deductibility limits of
Section 162(m) with respect to certain Awards.

1997 Employee Stock Purchase Plan.

  The Company's 1997 Employee Stock Purchase Plan (the "Purchase Plan") authorizes the issuance of up to an aggregate of 225,000 shares of Common Stock to participating employees. The Company will make one or more offerings ("Plan Offerings") to employees to purchase Common Stock under the Purchase Plan. Plan Offerings may be six months or one year in duration and will commence on July 1 and January 1, commencing on January 1, 1999. During each Plan Offering, the maximum number of shares which may be purchased by a participating employee is determined on the first day of the Plan Offering period under a formula whereby 85% of the market value of a share of Common Stock on the first day of the Plan Offering period is divided into an amount equal to 10% of the employee's annualized compensation (or such lower percentage as may be established by the Compensation Committee) for the immediately preceding period equivalent in length to the Plan Offering. An employee may elect to have up to 10% deducted from his or her regular salary (or such lower percentage as may be established by the Compensation Committee for this purpose. The price at which an employee's option is exercised is the lower of (i) 85% of the closing price of the Common Stock on the Nasdaq National Market on the day that the Plan Offering commences or (ii) 85% of the closing price on the Nasdaq National Market on the day that the Plan Offering terminates.

  The Purchase Plan is administered by the Board and the Compensation Committee. With certain exceptions, all eligible employees, including directors and officers, regularly employed by the Company for at least six months on the applicable Plan Offering commencement date are eligible to participate in the Purchase Plan. The Purchase Plan is intended to qualify as an "employee stock purchase plan" as defined in Section 423 of the Code.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee reviews and approves compensation and benefits for the Company's executive officers, and grants options to executive officers under the 1997 Stock Plan. No interlocking relationship exists between any member of the Compensation Committee and any member of any other company's board of directors or compensation committee.

                             CERTAIN TRANSACTIONS

  Since inception, the Company has been privately held by the two principal stockholders and, in all periods described in the Prospectus, has elected to be treated as an S Corporation for federal and applicable state tax laws. As a result, the principal stockholders have conducted activities and acquired properties through other entities owned directly by them rather than through the Company and such entities have entered into transactions with the Company. The following description is a summary of the material portions of such transactions. Following the consummation of the Offering, all transactions described below, other than the leases of facilities, the Voting Trust Agreement and the Registration Rights Agreement will terminate.

LEASES

  The Company currently has leases for a facility in Marlow, New Hampshire and a facility in Keene, New Hampshire with Gallup & Hall, a partnership ("G&H") owned solely by Patricia Gallup and David Hall, the Company's principal stockholders. The lease for the Keene, New Hampshire facility expires in July 2008 and requires annual rental payments of $144,600 (subject to annual adjustment for changes in the consumer price index). The lease for the Marlow, New Hampshire facility expires in May 2007 and requires annual rental payments of $106,200 (subject to adjustment every three years for changes in the consumer price index). These leases also obligate the Company to pay certain real estate taxes and insurance premiums on the premises. Rent expense under all such leases aggregated $236,000, $236,000 and $264,000 for the years ended December 31, 1995, 1996 and 1997 respectively. The Company also leased an additional facility in Marlow, New Hampshire from an entity owned 20% by David Hall, which was terminated in 1996. Lease payments for such facility were $25,000 and ($171,000) (net of a $200,000 lease termination payment received by the Company) for the years ended December 31, 1995 and 1996, respectively.

  The Company also leases several other buildings from G&H on a month-to-month basis. Rent expense under all such leases aggregated $37,000, $46,000 and $48,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

  In November 1997, the Company entered into a fifteen-year lease for a new 103,000 square foot corporate headquarters in Merrimack, New Hampshire with G&H Post, L.L.C., an entity owned solely by Patricia Gallup and David Hall. The Company expects to occupy the new facility in the summer of 1998. Annual lease payments under the terms of the lease will be $823,000, or approximately $8.00 per square foot, for the first five years of the lease, increasing to $926,000 for years six through ten and to $1.0 million for years 11 through
15. The lease requires the Company to pay its proportionate share of real estate taxes and common area maintenance charges as additional rent and also to pay insurance premiums for the leased property. The Company has the option to renew the lease for two additional terms of five years each.

  While the Company believes the terms of each of these leases are fair to the Company, their terms were not negotiated on an arms-length basis and, accordingly, there can be no assurance that the terms of each of the leases are as favorable to the Company as those which could have been obtained from independent third parties.

CERTAIN STOCKHOLDER LOANS

  Prior to the Offering, Patricia Gallup and David Hall made loans to the Company to fund working capital requirements. Such indebtedness bore interest at 6% and was payable on demand. The maximum aggregate amount owed to Patricia Gallup and David Hall at any time during the year ended December 31, 1995 was $0.6 million. Such indebtedness was repaid in full during 1995. Interest payments on such indebtedness were approximately $4,000 for the year ended December 31, 1995.

VOTING TRUST

  In connection with the Offering, Patricia Gallup and David Hall, the Company's principal stockholders who will beneficially own or control, in the aggregate, approximately 79% of the outstanding shares of Common

Stock of the Company upon completion of the Offering, will place all except 40,000 of the shares of the Common Stock that they beneficially own, in the aggregate, immediately prior to the Offering into a Voting Trust (the "Voting Trust") of which they will serve as co-trustees. The terms of the Voting Trust require that both of them, as co-trustees, must agree as to the manner of voting the shares of Common Stock of the Company held by the Voting Trust in order for the shares to be voted. In the event the co-trustees are deadlocked with respect to the election of directors at a meeting of stockholders, the Board may require the co-trustees to execute and deliver to the Secretary of the Company a proxy representing all shares issued and outstanding in the name of the Voting Trust and entitled to vote in the election of directors. Such proxy shall confer upon the proxyholder authority to attend the meeting for purposes of establishing a quorum and to vote for the directors nominated by the Board, provided that such nominees are incumbent directors elected with the consent of the co-trustees. Each of Ms. Gallup and Mr. Hall may transfer shares of Common Stock for value to unaffiliated third parties. Any shares so transferred will no longer be subject to the Voting Trust and an equal number of the non-transferring co-trustee's shares will be released from the Voting Trust. Transfers by either of Ms. Gallup or Mr. Hall in excess of 50,000 shares in any 90-day period, or that would decrease the shares held by the Voting Trust to less than a majority of the outstanding shares, will be subject to a right of first refusal in favor of the other. The Voting Trust will terminate when it holds less than 10% of the outstanding shares of Common Stock of the Company or at the death of both co-trustees. In addition, in the event of the death or incapacity of either co-trustee, or when either of Ms. Gallup or Mr. Hall holds less than 25% of the beneficial interest held by the other in the Voting Trust, the other will become the sole trustee of the Voting Trust with the right to vote all the shares held by the Voting Trust. See "Risk Factors--Control by Principal Stockholders."

REGISTRATION RIGHTS AGREEMENT

  In connection with the Offering, Patricia Gallup and David Hall will enter into a Registration Rights Agreement pursuant to which the Company will grant to Ms. Gallup and Mr. Hall demand and incidental, or "piggy-back," registration rights with respect to the shares of Common Stock held by them. The demand registration rights will generally provide that Ms. Gallup or Mr. Hall may require, subject to certain restrictions regarding timing and number of shares, that the Company register under the Securities Act all or a portion of the shares of Common Stock held by Ms. Gallup or Mr. Hall. In addition, upon the request of Ms. Gallup or Mr. Hall, the Company will be required to file a "shelf" registration statement covering their shares. Pursuant to the incidental registration rights, the Company will be required to notify Ms. Gallup and Mr. Hall of any proposed registration of Common Stock under the Securities Act and, if requested and subject to certain restrictions, to include in such registration shares of Common Stock held by them or either of them. The Company will pay all expenses, other than underwriting fees, discounts and commissions, and indemnify Ms. Gallup and Mr. Hall against certain liabilities, included under the Securities Act, in connection with any registration of Common Stock pursuant to such agreement.

OTHER TRANSACTIONS WITH AFFILIATED COMPANIES

  The Company purchased administrative support services from an affiliated company owned solely by Patricia Gallup and David Hall. Amounts paid to such company totaled $736,000 and $762,000 for the years ended December 31, 1996 and 1997, respectively. Subsequent to the Offering, the Company will not purchase any services from such affiliate.

  The Company purchased television advertising from an affiliated company owned solely by Patricia Gallup and David Hall. Amounts paid to such company totaled $77,000, $0 and $492,000 for the years ended December 31, 1995, 1996 and 1997, respectively. The Company does not expect to purchase any advertising from such affiliate subsequent to the Offering.

  The Company also purchased services from other affiliated entities aggregating $3,000, $27,000 and $26,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

  The Company provided various management-related services to entities owned solely by Patricia Gallup and David Hall, for which the Company received $78,000 during the year ended December 31, 1995. The

Company received no payments for these services during the year ended December 31, 1996 and 1997. The Company does not anticipate providing such services subsequent to the Offering.

  The Company sold certain property and equipment having net book values of $30,000, $0 and $14,000 during the years ended December 31, 1995, 1996, and 1997, respectively, to affiliated companies owned solely by Patricia Gallup and David Hall. Proceeds received with respect to these sales totaled $33,000, $19,000 and $16,000 in 1995, 1996 and 1997, respectively.

S CORPORATION DISTRIBUTIONS AND RELATED DIVIDEND PAYABLE

  The Company has made accruals or distributions of S Corporation earnings, accounted for as additional compensation expense, to its stockholders. Such accruals and distributions aggregated $1.3 million and $12.1 million for the years ended December 31, 1996 and 1997, respectively. Subsequent to December 31, 1997, the Company expects to declare a dividend to its stockholders representing cumulative undistributed S Corporation earnings through the date of the closing of the Offering (at which time the Company's election to be treated as an S Corporation will terminate). At December 31, 1997, the amount of such cumulative undistributed S Corporation earnings was approximately $33 million. The Company expects to pay the dividend from the net proceeds of the Offering. See "Use of Proceeds" and Note 12 to the Financial Statements.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding beneficial ownership of the Company's voting securities as of January 31, 1998, assuming exercise of options that are vested and would be exercisable, assuming consummation of the Offering and Reorganization, within 60 days of January 31, 1998, (i) by each person who, to the knowledge of the Company, beneficially owns more than 5% of any class of the Company's voting securities; (ii) by each director of the Company; (iii) by each Named Executive Officer of the Company named under "Management--Executive Compensation--Summary Compensation Table," and (iv) by all directors and officers of the Company as a group. The address for all executive officers and directors is c/o PC Connection, Inc., 528 Route 13, Milford, New Hampshire 03055.

                                                          PERCENT OWNERSHIP
                                              SHARES    ----------------------
                                           BENEFICIALLY BEFORE THE  AFTER THE
NAME                                         OWNED(1)    OFFERING  OFFERING(1)
----                                       ------------ ---------- -----------
Patricia Gallup(2)........................   5,899,396     50.0%      39.5%
David Hall(3).............................   5,899,396     50.0%      39.5%
Wayne L. Wilson(4)........................     163,872      1.4%       1.1%
Robert F. Wilkins(5)......................      85,214      *           *
R. Wayne Roland(6)........................      13,110      *           *
David Beffa-Negrini(7)....................     229,421      1.9%       1.5%
Martin C. Murrer(8).......................      65,549      *           *
Peter J. Baxter...........................         --       --         --
All executive officers and directors as a
 group (ten persons)(9)...................  12,355,958    100.0%      79.8%

---------------------
*  Less than one percent
(1) Reflects the Reincorporation.
(2) Includes 1,474,849 shares held of record by Gallup PC Connection Stock Trust FOB Patricia Gallup.
(3) Includes 1,474,849 shares held of record by Hall PC Connection Stock Trust FOB David Hall.
(4) Consists of 163,872 shares issuable upon exercise of stock options that are vested and would be exercisable, assuming consummation of the Offering, within 60 days of January 31, 1998.
(5) Consists of 85,214 shares issuable upon exercise of stock options that are vested and would be exercisable, assuming consummation of the Offering, within 60 days of January 31, 1998.
(6) Consists of 13,110 shares issuable upon exercise of stock options that are vested and would be exercisable, assuming consummation of the Offering, within 60 days of January 31, 1998.
(7) Consists of 229,421 shares issuable upon exercise of stock options that are vested and would be exercisable, assuming consummation of the Offering, within 60 days of January 31, 1998.
(8) Consists of 65,549 shares issuable upon exercise of stock options that are vested and would be exercisable, assuming consummation of the Offering, within 60 days of January 31, 1998.
(9) Includes 557,166 shares issuable upon exercise of stock options that are vested and would be exercisable, assuming consummation of the Offering, within 60 days of January 31, 1998.

                         DESCRIPTION OF CAPITAL STOCK

  As of January 31, 1998 (after giving effect to the Reorganization), there were outstanding an aggregate of 11,798,793 shares of Common Stock held of record by four stockholders.

COMMON STOCK

  The Company's Amended and Restated Certificate of Incorporation (the "Restated Certificate") authorizes the issuance of up to 30,000,000 shares of Common Stock. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board out of funds legally available therefore, subject to any preferential dividend rights of outstanding shares of preferred stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding shares of preferred stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares of Common Stock offered by the Company in the Offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which the Company may designate and issue in the future.

PREFERRED STOCK

  The Restated Certificate authorizes the issuance of up to 7,500,000 shares of preferred stock, $.01 par value per share (the "Preferred Stock"). Under the terms of the Restated Certificate, the Board is authorized, subject to any limitations prescribed by law, without stockholder approval, to issue by a unanimous vote such shares of Preferred Stock in one or more series. Each such series of Preferred Stock shall have such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the Board.

  The purpose of authorizing the Board to issue Preferred Stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any shares of Preferred Stock.

DELAWARE LAW AND CERTAIN PROVISIONS OF THE RESTATED CERTIFICATE AND BYLAWS

  The Company is subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

  Under the Restated Certificate, any vacancy on the Board, however occurring, including a vacancy resulting from an enlargement of the Board, may only be filled by vote of a majority of the directors then in office. The Company's Bylaws provide that special meetings of the stockholders may only be called by a Chairman of the Board, the Board or the holders of shares representing at least forty percent of all the votes enabled to be cast on any issue proposed to be considered at the special meeting. In addition, the Restated Certificate and the Company's Bylaws provide that the Bylaws may be amended by the unanimous consent of the Board.

Under the Company's Bylaws, in order for any matter to be considered "properly brought" before a meeting, stockholders must comply with certain requirements regarding advance notice to the Company unless such stockholders hold at least forty percent of all the votes enabled to be cast on any issue they propose to be considered at the meeting. Additionally, under the General Corporation Law of Delaware any action required or permitted to be taken by the stockholders of the Company at a properly brought meeting may be taken by the written consent in lieu of a meeting executed by holders having sufficient shares to approve any action. See "Certain Transactions--Voting Trust."

  The Restated Certificate contains certain provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Further, the Restated Certificate contains provisions to indemnify the Company's directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Company's Common Stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to the Offering, there has been no market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices.

  Upon completion of the Offering (based on shares outstanding at January 31, 1998), the Company will have outstanding an aggregate of 14,923,793 shares of Common Stock, assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options. The 3,125,000 shares sold in the Offering will be freely tradeable without restrictions or further registration under the Securities Act, unless such shares are purchased by an existing "affiliate" of the Company as that term is defined in Rule 144 under the Securities Act (an "Affiliate"). The remaining 11,798,793 shares of Common Stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration, including the exemption provided by Rule 144 promulgated under the Securities Act, which rule is summarized below. In addition, the holders of all of the Restricted Shares have certain demand and piggyback registration rights with respect to such shares. See "Certain Transactions--Registration Rights Agreement."

  In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year (including the holding period of any prior owner except an Affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then outstanding (which will equal approximately 149,238 shares immediately after the Offering); or (ii) the average weekly trading volume of the Common Stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an Affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an Affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Accordingly, unless otherwise restricted, "144(k) shares" may therefore be sold immediately upon the completion of the Offering.

  All existing stockholders of the Company, and certain holders of stock options exercisable within 180 days after the date of this Prospectus upon the exercise of such options, will enter into agreements (the "Lock-up Agreements") pursuant to which they agree not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer, lend or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock for a period of 180 days after the date of this Prospectus, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), subject to certain limited exceptions.

  Following the Offering, the Company intends to file registration statements under the Securities Act covering all shares of Common Stock subject to outstanding options or reserved for issuance under the Company's 1993 Option Plan, 1997 Stock Plan and 1997 Purchase Plan. See "Management--Stock Plans." Accordingly, shares registered under such registration statements will, subject to Rule 144 volume limitations applicable to Affiliates, be available for sale in the open market following the expiration of the Lock-up Agreements.

  The Company has agreed not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer, lend or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of the Common Stock, for a period of 180 days after the date of this Prospectus, without the prior written consent of DLJ, subject to certain limited exceptions.

                                 UNDERWRITING

  Subject to certain conditions contained in the Underwriting Agreement (the "Underwriting Agreement"), the underwriters named below (the "Underwriters"), for whom DLJ, NationsBanc Montgomery Securities LLC and William Blair & Company, L.L.C. are acting as representatives (the "Representatives"), have severally agreed to purchase from the Company the number of shares of Common Stock that each Underwriter has agreed to purchase as set forth opposite its name below:

     UNDERWRITERS                                               NUMBER OF SHARES
     Donaldson, Lufkin & Jenrette Securities Corporation.......
     NationsBanc Montgomery Securities LLC.....................
     William Blair & Company, L.L.C. ..........................










                                                                   ---------
     Total.....................................................    3,125,000
                                                                   =========

  The Underwriting Agreement provides that the obligations of the several Underwriters to purchase and accept delivery of the shares of Common Stock offered are subject to approval of certain legal matters by counsel and certain other conditions. If any shares of Common Stock are purchased by the Underwriters pursuant to the Underwriting Agreement, all such shares (other than shares covered by the over-allotment option described below) must be purchased.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

  The Representatives have advised the Company that the Underwriters propose initially to offer the shares of Common Stock to the public at the price set forth on the cover page of this Prospectus, and to certain dealers (who may include the Underwriters) at such price less a concession not in excess of
$    per share. The Underwriters may allow, and such dealers may reallow,
discounts not in excess of $    per share to any other Underwriter and certain
other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

  The Company has granted an option to the Underwriters exercisable for 30 days after the date of this Prospectus, to purchase up to an aggregate of 468,750 additional shares of Common Stock at the initial public offering price set forth on the cover page of this Prospectus, net of underwriting discounts and commissions. Such option may be exercised at any time until 30 days after the date of this Prospectus. To the extent that the Representatives exercise such option, each of the Underwriters will be committed, subject to certain conditions, to purchase a number of option shares proportionate to such Underwriter's initial commitment as indicated in the preceding table.

  The Company, the existing stockholders of the Company and certain holders of stock options exercisable within 180 days after the date of this Prospectus upon the exercise of such options, will agree, subject to certain exceptions, not to directly or indirectly sell, offer to sell, grant any option for the sale of or otherwise dispose of any shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock, without the prior written consent of DLJ, on behalf of the Underwriters, for a period of 180 days after the date of this Prospectus. See "Shares Eligible for Future Sale."

  Prior to the Offering, there has been no public market for the Common Stock of the Company. The initial public offering price will be determined through negotiations between the Company and the Representatives. Among the factors considered in determining the initial public offering price, in addition to prevailing market conditions, are price-earnings ratios of publicly traded companies that the Representatives believe to be comparable to the Company, certain financial information of the Company, the history of, and the prospects for, the Company and the industry in which it competes, and assessment of the Company's management, its past and present operations, the prospects for, and timing of, future revenues of the Company, the present state of the Company's development, and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to the Company. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to the Offering at or above the initial public offering price.

  The Company has applied to have the Common Stock quoted on the Nasdaq National Market under the symbol "PCCC."

  The Underwriters do not intend to confirm sales of the Common Stock offered hereby to any accounts over which they exercise discretionary authority.

  In connection with the Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may over-allot the Offering, creating a syndicate short position. The Underwriters may bid for and purchase shares of Common Stock in the open market to cover syndicate short positions or to stabilize the price of the Common Stock. Finally, the underwriting syndicate may reclaim selling concessions from syndicate members in the Offering, if the syndicate repurchases previously distributed Common Stock in syndicate covering transactions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may discontinue these activities at any time.

  Martin C. Murrer, a managing director of DLJ, is a director of the Company. See "Management-- Executive Officers and Directors."

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Hale and Dorr LLP, Boston, Massachusetts. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Latham & Watkins, New York, New York.

                                    EXPERTS

  The financial statements included in this Prospectus and the related financial statement schedule included elsewhere in the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (which term shall include all amendments, exhibits, schedules and supplements thereto) on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, to which Registration Statement reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits thereto may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, the Company is required to file electronic versions to these documents with the Commission through the Commission's Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

  The Company intends to distribute annual reports to its stockholders containing audited financial statements. The Company also intends to make available to its stockholders, within 45 days after the end of each fiscal quarter, reports for the first three quarters of each fiscal year containing unaudited interim financial information.

                              PC CONNECTION, INC.

                         INDEX TO FINANCIAL STATEMENTS

Independent Auditors' Report............................................... F-2
Balance Sheets as of December 31, 1996 and 1997............................ F-3
Statements of Income for the years ended December 31, 1995, 1996 and 1997.. F-4
Statements of Changes in Stockholders' Equity for the years ended December
 31, 1995, 1996 and 1997................................................... F-5
Statements of Cash Flows for the years ended December 31, 1995, 1996 and
 1997...................................................................... F-6
Notes to Financial Statements.............................................. F-7

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
PC Connection, Inc.:

  We have audited the accompanying balance sheets of PC Connection, Inc. as of December 31, 1996 and 1997, and the related statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the financial position of PC Connection, Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

Boston, Massachusetts
February 4, 1998

                              PC CONNECTION, INC.

                                 BALANCE SHEETS

            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                           DECEMBER 31,
                                                   ----------------------------
                                                                     PRO FORMA
                                                    1996     1997      1997
                      ASSETS                       ------- -------- -----------
                                                                    (UNAUDITED)
Current Assets:
  Cash............................................ $   162 $    758  $    758
  Accounts receivable, net........................  23,163   29,921    29,921
  Inventories--merchandise........................  44,419   63,720    63,720
  Prepaid expenses and other current assets.......   1,943    2,580     5,846
                                                   ------- --------  --------
    Total current assets..........................  69,687   96,979   100,245
Property and equipment, net.......................   7,671    8,463     8,463
Deferred income taxes.............................     --       --      1,234
                                                   ------- --------  --------
    Total......................................... $77,358 $105,442  $109,942
                                                   ======= ========  ========
       LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Short-term borrowings........................... $12,307 $ 28,318  $ 28,318
  Current maturities of long-term debt............     750    1,250     1,250
  Dividend payable................................     --       --     33,000
  Amounts payable to stockholders.................     --     1,185     1,185
  Accounts payable................................  36,905   38,174    38,174
  Accrued expenses and other liabilities..........   5,103    9,145     9,145
                                                   ------- --------  --------
    Total current liabilities.....................  55,065   78,072   111,072
Term Loan, less current maturities ...............   4,250    3,250     3,250
                                                   ------- --------  --------
    Total liabilities.............................  59,315   81,322   114,322
                                                   ------- --------  --------
Commitments and Contingencies (Note 10)
Stockholders' Equity (Deficiency):
  Preferred stock:
    $.01 par value, 7,500,000 shares authorized,
     none issued and outstanding..................                        --
  Common stock:
    Series A Non-Voting, $.01 par value,
     22,500,000 shares authorized, 8,849,095
     shares issued and outstanding................      88       88       --
    Series B Voting, $.01 par value, 7,500,000
     shares authorized, 2,949,698 shares issued
     and outstanding..............................      30       30       --
    $.01 par value, 30,000,000 shares authorized,
     11,798,793 issued and outstanding............     --       --        118
  Additional paid-in capital (deficiency).........   3,224    4,097    (4,498)
  Retained earnings...............................  14,701   19,905       --
                                                   ------- --------  --------
    Total stockholders' equity (deficiency).......  18,043   24,120    (4,380)
                                                   ------- --------  --------
    Total......................................... $77,358 $105,442  $109,942
                                                   ======= ========  ========

                       See notes to financial statements.

                              PC CONNECTION, INC.

                              STATEMENTS OF INCOME

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                YEARS ENDED DECEMBER 31,
                                             --------------------------------
                                               1995       1996        1997
                                             --------  ----------  ----------
Net sales................................... $252,217  $  333,322  $  550,575
Cost of sales...............................  211,299     282,117     474,609
                                             --------  ----------  ----------
  Gross profit..............................   40,918      51,205      75,966
Selling, general and administrative
 expenses...................................   38,373      43,739      56,596
Additional stockholder/officer
 compensation...............................       --       1,259      12,130
                                             --------  ----------  ----------
  Income from operations....................    2,545       6,207       7,240
Interest expense............................   (1,296)     (1,269)     (1,355)
Other, net..................................       62          70         (42)
Income taxes................................      (38)       (252)       (639)
                                             --------  ----------  ----------
  Net income................................ $  1,273  $    4,756  $    5,204
                                             ========  ==========  ==========
Pro forma data:
  Historical income before income taxes.....                       $    5,843
  Pro forma other adjustments...............                           12,010
                                                                   ----------
  Pro forma income before income taxes .....                           17,853
  Pro forma income taxes....................                            6,963
                                                                   ----------
  Pro forma net income......................                       $   10,890
                                                                   ==========
  Pro forma basic net income per share......                       $     0.79
                                                                   ==========
  Pro forma diluted net income per share....                       $     0.76
                                                                   ==========


                       See notes to financial statements.

                              PC CONNECTION, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                             (AMOUNTS IN THOUSANDS)

                                           NO PAR
                         SERIES A SERIES B VALUE   ADDITIONAL
                          COMMON   COMMON  COMMON   PAID-IN   RETAINED
                          STOCK    STOCK   STOCK    CAPITAL   EARNINGS  TOTAL
                         -------- -------- ------  ---------- -------- -------
Balance, January 1,
 1995...................   $--      $--    $ 299     $2,715   $ 8,672  $11,686
Common Stock exchange...     68       22    (299)       209       --       --
Recapitalization and
 stock split............     20        8     --         (28)      --       --
Net income..............    --       --      --         --      1,273    1,273
Compensation under non-
 statutory stock option
 agreements.............    --       --      --          98       --        98
                           ----     ----   -----     ------   -------  -------
Balance, December 31,
 1995...................     88       30     --       2,994     9,945   13,057
                           ----     ----   -----     ------   -------  -------
Net income..............    --       --      --         --      4,756    4,756
Compensation under non-
 statutory stock option
 agreements.............    --       --      --         230       --       230
                           ----     ----   -----     ------   -------  -------
Balance, December 31,
 1996...................     88       30     --       3,224    14,701   18,043
                           ----     ----   -----     ------   -------  -------
Net income..............    --       --      --         --      5,204    5,204
Compensation under non-
 statutory stock option
 agreements.............    --       --      --         873       --       873
                           ----     ----   -----     ------   -------  -------
Balance, December 31,
 1997...................    $88      $30   $ --      $4,097   $19,905  $24,120
                           ====     ====   =====     ======   =======  =======


                       See notes to financial statements.

                              PC CONNECTION, INC.

                            STATEMENTS OF CASH FLOWS

                             (AMOUNTS IN THOUSANDS)

                                                   YEARS ENDED DECEMBER 31,
                                                   --------------------------
                                                    1995     1996      1997
                                                   -------  -------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income........................................ $ 1,273  $ 4,756    $5,204
Adjustments to reconcile net income to net cash
 used for operating activities:
Depreciation and amortization.....................   2,795    2,815     3,660
Deferred state income taxes.......................    (100)      48      (154)
Compensation under nonstatutory stock option
 agreements.......................................      98      230       873
Provision for doubtful accounts...................   1,266    1,389     3,339
Loss (gain) on sales of assets....................     (37)     (53)       54
Changes in assets and liabilities:
  Accounts receivable.............................  (6,236)  (7,410)  (10,097)
  Inventories -- merchandise......................   7,993  (22,157)  (19,301)
  Prepaid expenses and other current assets.......    (479)     529      (483)
  Accounts payable................................ (10,346)  14,610     1,269
  Amounts payable to stockholders.................     --       --      1,185
  Accrued expenses and other liabilities..........     979      727     4,042
                                                   -------  -------  --------
      Net cash used for operating activities......  (2,794)  (4,516)  (10,409)
                                                   -------  -------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment...............    (945)  (3,433)   (4,528)
Proceeds from sale of property and equipment......      40       63        22
                                                   -------  -------  --------
      Net cash used for investing activities......    (905)  (3,370)   (4,506)
                                                   -------  -------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term borrowings...............  64,882   84,484   178,362
Repayment of short-term borrowings................ (65,482) (77,110) (162,351)
Proceeds from (repayment of) term loan............   5,000      --       (500)
Repayment of notes payable-- stockholders.........    (573)     --        --
                                                   -------  -------  --------
      Net cash provided by financing activities...   3,827    7,374    15,511
                                                   -------  -------  --------
Increase (decrease) in cash.......................     128     (512)      596
Cash, beginning of year...........................     546      674       162
                                                   -------  -------  --------
Cash, end of year................................. $   674  $   162      $758
                                                   =======  =======  ========
SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid..................................... $ 1,197  $ 1,247  $  1,334
Income taxes paid.................................      31       96       550

                       See notes to financial statements.

                              PC CONNECTION, INC.

                         NOTES TO FINANCIAL STATEMENTS
            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  PC Connection, Inc. (the "Company") is a direct marketer of brand-name personal computers and related peripherals, software, and networking products to business, education, government, and consumer end users located primarily in the United States. The following is a summary of significant accounting policies.

 Use of Estimates in the Preparation of Financial Statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the amounts reported in the accompanying financial statements. Actual results could differ from those estimates.

 Revenue Recognition

  Revenue on product sales is recognized at the time of shipment. A reserve for sales returns is established based upon historical trends.

 Inventories--Merchandise

  Inventories (all finished goods) consisting of software packages, computer systems and peripheral equipment, are stated at cost (determined under the first-in, first-out method) or market, whichever is lower.

 Advertising Costs and Revenues

  Costs of producing and distributing catalogs are deferred and charged to expense over the period that each catalog remains the most current selling vehicle (generally one to two months). Other advertising costs are expensed as incurred. Vendors have the ability to place advertisements in the catalogs for which the Company receives advertising allowances and incentives. These revenues are recognized on the same basis as the catalog costs.

  Advertising costs charged to expense were $19,411, $19,878 and $27,859 for the years ended December 31, 1995, 1996 and 1997, respectively. Advertising costs of $698 were deferred and are included in prepaid expenses and other current assets at December 31, 1996. Deferred advertising revenues at December 31, 1997 exceeded deferred advertising costs of $498 and, accordingly, such net deferred amounts are included in accrued expenses and other liabilities.

 Property and Equipment

  Property and equipment are stated at cost. Depreciation is provided for both financial and income tax reporting purposes over the estimated useful lives of the assets ranging from 3 to 7 years. For property acquired

                              PC CONNECTION, INC.

prior to 1996, depreciation was provided using accelerated methods. On January 1, 1996, the Company changed its accounting policy to provide depreciation on all property and equipment acquired after that date using the straight-line method. The effect of this change in accounting policy was to increase 1996 income before income taxes by approximately $330. Amortization of leasehold improvements is provided for by the straight-line method for both financial and income tax reporting purposes. For financial reporting purposes, leasehold improvements are amortized over the terms of the related leases or their useful lives, whichever is shorter, whereas for income tax reporting purposes, they are amortized over the applicable tax lives. The Company periodically evaluates the carrying value of property and equipment based upon current and anticipated undiscounted cash flows, and recognizes an impairment when it is probable that such estimated future net income and/or cash flows will be less than the asset carrying value.

 Tax Status and Income Taxes

  The stockholders of the Company have elected S Corporation tax status. As a result of this election, the federal taxable income of the Company is reported in the individual federal income tax returns of the stockholders, and no provision for federal income taxes is included in the accompanying financial statements.

  The Company and certain of its affiliates (entities under common control) file their New Hampshire business profits tax returns on a unitary basis. Each company calculates its tax provision on a separate company basis as if it filed a separate tax return.

  Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount that is more likely than not to be realized. Income taxes comprise the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

  Effective with the closing of the Company's proposed initial public offering (the "Offering," see Note 12), the Company's S Corporation election will automatically be terminated, and the Company will be subject to federal and state income taxes as a C Corporation from that date forward.

 Additional Stockholder/Officer Compensation

  Additional stockholder/officer compensation represents amounts accrued or distributed in excess of aggregate annual base salaries approved by the Board of Directors and generally represents Company-related federal income tax obligations payable by the stockholders.

 Fair Value of Financial Instruments

  The fair value of the Company's financial instruments, consisting of accounts receivable, accounts payable and bank borrowings, approximates carrying value.

 Concentration of Credit Risk

  Concentrations of credit risk with respect to trade account receivables are limited due to the large number of customers comprising the Company's customer base. Ongoing credit evaluations of customers' financial condition are performed.

 Stock-Based Compensation

  Compensation expense associated with awards of stock or options to employees is measured using the intrinsic value method in accordance with APB Opinion No. 25. The Company's Board of Directors estimates the fair value of the Company's stock using market valuations of comparable publicly traded companies, among other factors.

                              PC CONNECTION, INC.

 Recent Pronouncements of the Financial Accounting Standards Board

  Recent pronouncements of the Financial Accounting Standards Board ("FASB"), which are not required to be adopted at December 31, 1997, include the following Statements of Financial Accounting Standards ("SFAS"):

    SFAS No. 130, "Reporting Comprehensive Income," establishes standards for reporting and display of comprehensive income (all changes in equity during a period except those resulting from investments by and distributions to owners) and its components in the financial statements. This new standard, which will be effective for the Company for the year ending December 31, 1998, is not currently anticipated to have a significant impact on the Company's financial statement disclosures based on the current financial structure and operations of the Company.

    SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," which will be effective for the Company for the year ending December 31, 1998, establishes standards for reporting information about operating segments in the annual financial statements, selected information about operating segments in interim financial reports and disclosures about products and services, geographic areas and major customers. This new standard may require the Company to report financial information on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments, which may result in more detailed information in the notes to the Company's financial statements than is currently required and provided. The Company has not yet determined the effect, if any, of implementing SFAS No. 131 on its reporting of financial information.

 Reclassifications

  Certain amounts in the 1995 and 1996 financial statements have been reclassified to conform to the 1997 presentation.

2. PRO FORMA INFORMATION

 Pro Forma Income Statement Data (unaudited)

  The following pro forma adjustments have been made to the historical results of operations to make the pro forma presentation comparable to what would have been reported had the Company operated as a C Corporation:

    (i) Elimination of stockholder/officer compensation expense in excess of aggregate annual base salaries of $600 to be in effect during 1998 in accordance with employment agreements; and

    (ii) Computation of income tax expense assuming an effective tax rate of 39% (see Note 8) and after adjusting stockholder/officer compensation expense described in (i) above.

  The Company has adopted the provisions of SFAS No. 128, "Earnings Per Share" for purposes of presenting pro forma basic and diluted net income per share. The denominator used to determine basic net income per share includes the weighted average common shares outstanding for the year and the number of shares required to pay the S Corporation Dividend (assuming a price per share of $16.00) (which if made at December 31, 1997 would have approximated $33,000). The denominator used to determine diluted net income per share includes the shares used in the calculation of basic net income per share plus dilutive weighted average options outstanding in 1997.

                              PC CONNECTION, INC.

  The following table presents a reconciliation of the numerators and denominators of pro forma basic and diluted net income per share:

                                   FOR THE YEAR ENDED DECEMBER 31, 1997
                                  -------------------------------------------
                                     INCOME          SHARES        PER SHARE
                                  (NUMERATOR)    (DENOMINATOR)       AMOUNT
                                  ------------   ---------------   ----------
Pro forma net income.............   $     10,890
Weighted average shares
 outstanding.....................                      11,798,793
Shares required to pay
 stockholder dividend............                       2,062,500
                                    ------------  ---------------
Pro forma basic net income per
 share...........................         10,890       13,861,293    $     .79
                                                                     =========
Effect of dilutive securities....                         382,910
                                    ------------  ---------------
Pro forma diluted earnings per
 share...........................        $10,890       14,244,203    $     .76
                                    ============  ===============    =========

 Pro Forma Balance Sheet (unaudited)

  The following pro forma adjustments have been made to the historical balance sheet to give effect to the Reincorporation and to make the presentation comparable to what would have been reported had the Company operated as a C
Corporation:

    (i) Conversion of the issued and outstanding shares of Series A Non-Voting Common Stock, $.01 par value per share, and Series B Voting Common Stock, $.01 par value per share, into Common Stock, $.01 par value per share, on a one-for-one basis.

    (ii) Declaration of a stockholder dividend of approximately $33,000 representing cumulative undistributed S Corporation earnings through December 31, 1997 (see Note 12); and

    (iii) Establishment of an additional net deferred income tax asset of approximately $4,500 resulting from the termination of the Company's S Corporation status.

3. ACCOUNTS RECEIVABLE

  Accounts receivable consisted of the following:

                                                                DECEMBER 31,
                                                               ----------------
                                                                1996     1997
                                                               -------  -------
   Trade...................................................... $16,125  $28,885
   Co-op advertising..........................................   3,880    2,880
   Vendor returns, rebates and other..........................   5,309    3,516
                                                               -------  -------
       Total..................................................  25,314   35,281
   Less allowances for:
     Sales returns............................................    (867)  (2,701)
     Doubtful accounts........................................  (1,284)  (2,659)
                                                               -------  -------
   Accounts receivable, net................................... $23,163  $29,921
                                                               =======  =======

                              PC CONNECTION, INC.

4. PROPERTY AND EQUIPMENT

  Property and equipment consisted of the following:

                                                               DECEMBER 31,
                                                             ------------------
                                                               1996      1997
                                                             --------  --------
   Leasehold improvements................................... $  4,093  $  3,857
   Furniture and equipment..................................   18,087    20,595
   Software licenses........................................    1,060     1,413
   Automobiles..............................................      278       175
                                                             --------  --------
     Total..................................................   23,518    26,040
   Less accumulated depreciation and amortization...........  (15,847)  (17,577)
                                                             --------  --------
   Property and equipment, net.............................. $  7,671  $  8,463
                                                             ========  ========

5. BANK BORROWINGS

  At December 31, 1997, the Company had a revolving credit agreement with a bank providing for short-term borrowings equal to the lesser of $45,000 or an amount determined by a formula based on accounts receivable and inventory balances, and a term loan for $5,000, due in quarterly installments of $250 through March 31, 2002. Short-term borrowings were collateralized by all accounts receivable and inventories (other than inventories pledged to secure trade credit arrangements) and bear interest at either the prime rate (8.5% at December 31, 1997) or the adjusted Libor rate plus 2.0%. The term loan is collateralized by all other assets of the Company and bears interest at either the prime rate (8.5% at December 31, 1997) or the Bank's Cost of Funds Rate plus 2.5%. The revolving credit agreement includes various customary financial and operating covenants, including working capital requirements, debt-to-net-worth ratios, minimum net income requirements and restrictions on the payment of dividends, except for distributions in respect of income taxes, none of which, in the opinion of management, significantly restricts the Company's operations.

  Certain information with respect to short-term borrowings was as follows:

                                  WEIGHTED AVERAGE MAXIMUM AMOUNT AVERAGE AMOUNT
                                   INTEREST RATE    OUTSTANDING    OUTSTANDING
                                  ---------------- -------------- --------------
   Year ended December 31,
     1995........................       10.0%         $16,000         $9,613
     1996........................        9.0%          23,527          7,921
     1997........................        8.6%          31,890          9,458

6. TRADE CREDIT ARRANGEMENTS

  At December 31, 1996 and 1997, the Company had security agreements with two financial institutions to facilitate the purchase of inventory from various suppliers under certain terms and conditions. The agreements allow a collateralized position in inventory financed by the financial institutions up to an aggregate amount of $14,900 in 1996 and $24,900 in 1997 (with seasonal increases to $22,350 from October 1, 1996 to January 31, 1997 and $37,350 from October 22, 1997 through January 31, 1998). The cost of such financing under these agreements is borne by the suppliers. At December 31, 1996 and 1997, accounts payable included $10,235 and $5,394, respectively owed to these financial institutions.

7. STOCKHOLDERS' EQUITY

 Common Stock Exchange

  On March 28, 1995, the Company amended its Articles of Incorporation to change the par value of its stock to $.01 per share. Additionally, the Company reclassified the 10,000,000 authorized shares of common stock to

                              PC CONNECTION, INC.

7,500,000 shares of Series A Non-Voting Common Stock, par value $.01 per share, and 2,500,000 shares of Series B Voting Common Stock, par value $.01 per share, with one vote per share.

 Recapitalization and Stock Split

  On February 4, 1998, the Company amended its Articles of Incorporation to increase the authorized shares of the Company's Series A Non-Voting Common Stock, $.01 par value per share, and Series B Voting Common Stock, $.01 par value per share to 22,500,000 and 7,500,000 shares, respectively. The Company also, through a 1.310977-for-one stock split, increased the total number of Series A Non-Voting and Series B Voting shares issued and outstanding to 8,849,095 shares and 2,949,698 shares, respectively. The effect of this recapitalization and stock split has been reflected in the Company's financial statements and related notes thereto for all periods presented.

  Prior to consummation of the Offering (see Note 12), the Company expects to reincorporate in Delaware.

 1993 Incentive and Non-Statutory Stock Option Plan

  In December 1993, the Board of Directors adopted and the stockholders approved the 1993 Incentive and Non-Statutory Stock Option Plan (the "Plan"). Under the terms of the Plan, the Company is authorized to make awards of restricted stock and to grant incentive and non-statutory options to employees of, and consultants and advisors to, the Company to purchase shares of the Company's common stock. A total of 1,124,163 shares of the Company's common stock may be issued upon exercise of options granted or awards made under the Plan. Options vest over varying periods up to four years and are restricted as to exercise except upon the occurrence of certain events, including an initial public offering of the Company's common stock (see Note 12). All restrictions on options expire no more than seven years from the date of grant.

  The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). Accordingly, compensation expense for options awarded under the Plan in 1995, 1996 and 1997, has been recognized using the intrinsic value method.

  Information regarding the Plan is as follows:

                                                             WEIGHTED
                                                             AVERAGE   WEIGHTED
                                                   OPTION    EXERCISE  AVERAGE
                                                   SHARES     PRICE   FAIR VALUE
                                                  ---------  -------- ----------
   Outstanding, January 1, 1995..................   734,147   $2.18
     Granted.....................................   314,634    3.04     $1.81
     Forfeited...................................  (393,292)   2.42
                                                  ---------
   Outstanding, December 31, 1995................   655,489    2.45
     Granted.....................................   117,988    1.44      2.86
     Forfeited...................................  (183,537)   3.59
                                                  ---------
   Outstanding, December 31, 1996................   589,940    1.89
     Granted.....................................   504,070    4.97      4.22
                                                  ---------
   Outstanding, December 31, 1997................ 1,094,010    3.31
                                                  =========

                              PC CONNECTION, INC.

  At December 31, 1997, no options were exercisable under the Plan. The following table summarizes the status of outstanding stock options as of December 31, 1997:

                                                                                    WEIGHTED-
                                                                                     AVERAGE
                                       OPTIONS                                      REMAINING
   EXERCISE PRICE                    OUTSTANDING                                   LIFE (YEARS)
   --------------                    -----------                                   ------------
       $0.76                           560,443                                         6.7
        3.81                           176,982                                         8.9
        5.72                           310,045                                         8.8
       16.00                            46,540                                         9.9

  The fair value of options at the date of grant was estimated using the minimum value method. Risk-free interest rates and expected lives of option grants used in applying this pricing model were 6% and seven years, respectively, in 1995, 1996 and 1997, respectively.

  The minimum value pricing method was designed to value stock options of non-public companies;, accordingly, the minimum value method assumes zero volatility. The options granted to employees are not tradable and have contractual lives of up to ten years. Management believes that the assumptions used and the model applied to value the awards yields a reasonable estimate of the fair value of the grants made under the circumstances, given the alternatives available under SFAS No. 123.

   Aggregate compensation expense, related to options granted at exercise prices less than fair value on the dates of grant, is being charged to expense ratably over seven years from the dates of grant (see Note 12). Compensation expense charged to operations using the intrinsic value method totaled $98, $230, and $873 in 1995, 1996, and 1997, respectively (net of expense reversals related to forfeitures by terminated employees aggregating $139 and $49 in 1995 and 1996, respectively). Had the Company recorded compensation expense, using the minimum value method under SFAS No. 123, it would have reported additional compensation expense of $5, $6 and $66 in 1995, 1996 and 1997, respectively. Net income would have been $1,268, $4,750 and $5,138 for 1995, 1996 and 1997, respectively. The unaudited pro forma basic and diluted net income per share in 1997 would have been $0.78, and $0.76, respectively. These pro forma compensation disclosures would not necessarily be indicative of the effects on reported net income for future years if the Company were a public entity.

8. INCOME TAXES

  The provision for income taxes was $38, $252 and $639 for the years ended December 31, 1995, 1996 and 1997, respectively. These provisions are based on the state income tax obligations of the Company as an S Corporation. Certain items of income are recognized in different years for financial reporting and income tax purposes, and the Company has recorded deferred tax assets for the state income tax effect of these differences. Deferred tax assets were $221 and $375 at December 31, 1996 and 1997, respectively, and were included in prepaid expenses and other current assets.

                              PC CONNECTION, INC.

  Effective with the closing of the Company's proposed initial public offering (see Note 12), the Company's S Corporation election will automatically be terminated and the Company will then account for income taxes as a C Corporation. The 1997 provision (benefit) for income taxes on an unaudited pro forma basis consisted of the following:

Currently payable:
  Federal............................................................... $9,214
  State.................................................................    793
                                                                         ------
                                                                         10,007
                                                                         ------
Deferred:
  Federal............................................................... (2,890)
  State.................................................................   (154)
                                                                         ------
                                                                         (3,044)
                                                                         ------
                                                                         $6,963
                                                                         ======

  The components of the unaudited pro forma net deferred tax asset at December 31, 1997 are as follows:

Provisions for doubtful accounts....................................... $ 2,003
Inventory costs capitalized for tax purposes...........................     548
Inventory and sales returns reserves...................................   1,032
Accumulated depreciation...............................................     664
Compensation under non-statutory stock option agreements...............     570
Deductible expenses, primarily employee-benefit related................     733
Accrued additional stockholder/officer compensation....................     462
Other liabilities......................................................  (1,137)
                                                                        -------
Deferred tax asset--net................................................ $ 4,875
                                                                        =======

  The reconciliation of the Company's 1997 unaudited pro forma income tax provision to the statutory federal tax rate is as follows:

Statutory tax rate........................................................ 35.0%
State income taxes, net of federal benefit................................  2.6
Nondeductible expenses....................................................  0.2
Other--net................................................................  1.2
                                                                           ----
Effective income tax rate................................................. 39.0%
                                                                           ====

  As of December 31, 1997, the Company had no net operating loss carry forwards or other tax benefits available to offset future taxable income.

9. EMPLOYEE BENEFIT PLANS

  The Company has a contributory profit-sharing plan covering all qualified employees. No contributions to the profit-sharing plan were made in 1995, 1996 or 1997 by the Company. The Company made matching contributions to an employee savings plan of approximately $102, $177, and $171 in 1995, 1996 and 1997, respectively.

                              PC CONNECTION, INC.

10. COMMITMENTS AND CONTINGENCIES

 Operating Leases

  The Company leases certain office facilities from its principal stockholders under 20-year noncancelable operating leases. The lease agreement for one facility requires the Company to pay all real estate taxes and insurance premiums related thereto. The Company also leases several other buildings from the its principal stockholders on a month-to-month basis.

  In addition, the Company leases office and warehouse facilities from unrelated parties with remaining terms of one to four years.

  Future aggregate minimum annual lease payments under these leases at December 31, 1997 (excluding the lease entered into in November 1997 referred to below) are as follows:

   YEAR ENDING DECEMBER 31                        RELATED PARTIES OTHERS TOTAL
   -----------------------                        --------------- ------ ------
   1998..........................................     $  251      $  841 $1,092
   1999..........................................        251         451    702
   2000..........................................        251         451    702
   2001..........................................        251         --     251
   2002..........................................        221         --     221
   2003 and thereafter ..........................      1,022         --   1,022
                                                      ------      ------ ------
                                                      $2,247      $1,743 $3,990
                                                      ======      ====== ======

  Total rent expense aggregated $1,072, $1,057 and $1,398 for the years ended December 31, 1995, 1996 and 1997, respectively, under the terms of the leases described above. Such amounts included $298, $111 (net of a $200 lease termination payment received) and $311 in 1995, 1996 and 1997, respectively, paid to related parties.

  In November 1997, the Company entered into a fifteen-year lease for a new corporate headquarters with an affiliated company related to the Company through common ownership. The Company expects to occupy the facility in the summer of 1998 upon the anticipated completion of construction, and the lease payments will commence upon the date of occupancy. Annual lease payments under the terms of the lease, as amended on December 29, 1997, will be approximately $823 for the first five years of the lease, increasing to $926 for years six through ten and $1,029 for years eleven through fifteen. The lease requires the Company to pay its proportionate share of real estate taxes and common area maintenance charges as additional rent and also to pay insurance premiums for the leased property. The Company has the option to renew the lease for two additional terms of five years each.

 Contingencies

  The Company is subject to various legal proceedings and claims which have arisen during the ordinary course of business. In the opinion of management, the outcome of such matters is not expected to have a material effect on the Company's financial position, results of operations and cash flows.

                              PC CONNECTION, INC.

11. OTHER RELATED-PARTY TRANSACTIONS

  Other related-party transactions include the transactions summarized below. Related parties consist primarily of affiliated companies related to the Company through common ownership.


                                                      YEAR ENDED DECEMBER 31,
                                                      -------------------------
                                                       1995     1996     1997
                                                      -------  ------- --------
Revenue:
  Provision of management and other services to
   various affiliated companies...................... $   78   $   --      $--
  Sales of various products..........................     48        37       38
  Sales of property and equipment:
    Net book value...................................    (30)      --       (14)
    Proceeds.........................................     33        19       16
Costs:
  Purchase of services from affiliated companies.....     80       763    1,280
  Interest paid to stockholders......................      4       --       --

12. SUBSEQUENT EVENTS

 Initial Public Offering (unaudited)

  The Company is pursuing an initial public offering of its Common Stock. The Company plans to use a portion of the net proceeds of the Offering to repay certain of the Company's bank borrowings under its revolving credit agreement and term note payable (see Note 5) and to make a distribution to current stockholders in an amount equal to the Company's cumulative undistributed tax basis S Corporation retained earnings at the closing date of the Offering. Had the closing date of the Offering occurred on December 31, 1997, the dividend payable to the stockholders would have been approximately $33,000. Such dividend payable has been reflected in the pro forma balance sheet as of December 31, 1997.

 Reincorporation of the Company (unaudited)

  The Company, currently incorporated in New Hampshire, expects to reincorporate in Delaware prior to the consummation of the Offering (the "Reincorporation"). Pursuant to the Reincorporation, the Company will convert all of the issued and outstanding shares of Series A Non-Voting Common Stock, $.01 par value per share, and Series B Voting Common Stock, $.01 par value per share, of the New Hampshire corporation into 11,798,793 shares of Common Stock, $.01 par value, of the Delaware corporation on a one-for-one basis.

 Preferred Stock (unaudited)

  The Amended and Restated Certificate of Incorporation of the Delaware corporation (the "Restated Certificate") authorizes the issuance of up to 7,500,000 shares of preferred stock, $.01 par value per share (the "Preferred Stock"). Under the terms of the Restated Certificate, the Board is authorized, subject to any limitations prescribed by law, without stockholder approval, to issue by a unanimous vote such shares of Preferred Stock in one or more series. Each such series of Preferred Stock shall have such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the Board.

 1997 Employee Stock Purchase Plan (unaudited)

  On November 21, 1997, the Board of Directors adopted and the stockholders approved the 1997 Employee Stock Purchase Plan ("the Purchase Plan"), which becomes effective on the closing of the Offering. The

                              PC CONNECTION, INC.

Purchase Plan authorizes the issuance of Common Stock to participating employees. Under the terms of the Purchase Plan, the option price is an amount equal to 85% of the fair market value per share of the Common Stock on either the first day or the last day of the offering period, whichever is lower. An aggregate of 225,000 shares of Common Stock has been reserved for issuance under the Purchase Plan.

 1997 Stock Incentive Plan (unaudited)

  On November 21, 1997, the Board of Directors adopted and the stockholders approved the 1997 Stock Incentive Plan, which becomes effective on the closing of the Offering and provides for the grant of incentive stock options, non-statutory stock options, stock appreciation rights, performance shares and awards of restricted stock and unrestricted stock. An aggregate of 800,000 shares of Common Stock has been reserved for issuance under the 1997 Stock Incentive Plan.

 Termination of S Corporation Election (unaudited)

  Effective with the consummation of the Offering, the Company's S Corporation election will automatically terminate and the Company expects to record a tax benefit of approximately $4,500 (estimated at December 31, 1997) relating to the establishment of additional net deferred tax assets for future tax deductions resulting from the termination of the S Corporation election.

 Compensation Under Non-Statutory Stock Option Agreements

  Upon consummation of the Offering, certain restrictions as to the exercise of options granted under the Company's 1993 Incentive and Non-Statutory Stock Option Plan will expire. The Company is currently recording compensation expense for certain options granted at prices less than their fair value ratably over seven years from the dates granted, since such options are not exercisable except upon occurrence of certain events (see Note 7). Effective with the consummation of the Offering, the Company will record an additional one-time charge for stock-option compensation expense of approximately $870, representing the cumulative effect of recording compensation expense relating to these options over their vesting periods.

                                   * * * * *

INSIDE BACK COVER
-----------------

[ACROSS THE TOP OF THE PAGE:
         PICTURE OF THE RACCOON CHARACTER(R) WITH AWARDS AROUND ITS NECK TO THE LEFT AND THE TEXT "PC CONNECTION YOUR SOURCE FOR COMPUTERS, SOFTWARE AND PERIPHERALS SINCE 1982"]


[AT LEFT CENTER OF PAGE:
         CAPTION ABOVE PICTURE: DISTRIBUTION CENTER
         PICTURE OF INDIVIDUALS PACKING PRODUCTS TO FILL ORDERS AT THE DISTRIBUTION CENTER.
         CAPTION BELOW PICTURE: CUSTOMERS CAN PLACE THEIR ORDERS FOR PRODUCTS UNTIL 2:45 A.M. ET AND STILL GET OVERNIGHT DELIVERY.]

[AT MIDDLE CENTER OF PAGE:
         CAPTION ABOVE PICTURE: SALES TEAM
         PICTURE OF SALES PEOPLE AT THE CALL CENTER TAKING CALLS.
         CAPTION BELOW PICTURE: PC CONNECTION SERVICES CUSTOMERS FROM ITS CALL CENTERS LOCATED IN KEENE, HUDSON AND MILFORD, NEW HAMPSHIRE.]

[AT RIGHT CENTER OF PAGE:
         CAPTION ABOVE PICTURE: DATA CENTER
         PICTURE OF COMPANY MANAGEMENT INFORMATION COMPUTER SYSTEMS.
         CAPTION BELOW PICTURE: THE COMPANY'S MARKETING AND SALES ACTIVITIES ARE SUPPORTED BY MULTIPLE IBM AS/400 AND RS6000 COMPUTERS, PLUS WINDOWS NT-BASED SERVERS.]

[ACROSS THE BOTTOM OF THE PAGE:
         15 YEARS OF MAIL-ORDER EXPERIENCE]

         [UNDER CAPTION LEFT COLUMN LISTS THE FOLLOWING:

         1982  PC CONNECTION FOUNDED EXCLUSIVELY
               TO SERVE THE IBM PC CUSTOMER.

         1984  MACCONNECTION DIVISION FOUNDED
               EXCLUSIVELY TO SERVE THE APPLE
               MACINTOSH CUSTOMER.

         1987  EVERYTHING OVERNIGHT.(R) CUSTOMER
               ORDERS PLACED UP TO 8 P.M. ET ARE
               DELIVERED THE NEXT DAY.

         1989  30-DAY MONEY-BACK GUARANTEES
               OFFERED ON MOST PRODUCT LINES.]

         [RIGHT COLUMN LISTS THE FOLLOWING:

         1990  EVERYTHING OVERNIGHT(R) SERVICE
               EXTENDED TO 2:45 A.M. ET, INCLUDING
               DELIVERY ON SATURDAY.

         1991  ONE-MINUTE MAIL ORDER.(R) NEW CALLER
               ID APPLICATIONS SPEED ORDER TAKING.
               ORDERS PLACED ON WEEKENDS ARE DELIVERED
               MONDAY MORNING.

         1993  COMPUTERS CUSTOM-CONFIGURED AT NO
               ADDITIONAL CHARGE; ORDERS PLACED BY
               MIDNIGHT ARE DELIVERED THE NEXT DAY.

         1996  PC CONNECTION ONLINE SUPERSTORE DEBUTS
               ON THE WEB.]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  NO DEALER, SALES PERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAW-FUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICA-TION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPEC-TUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                 ------------

                               TABLE OF CONTENTS

                                                                          PAGE
Prospectus Summary.......................................................   3
Risk Factors.............................................................   7
Use of Proceeds..........................................................  14
Dividend Policy..........................................................  14
Capitalization...........................................................  15
Dilution.................................................................  16
Selected Financial and Operating Data....................................  17
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  19
Business.................................................................  26
Management...............................................................  35
Certain Transactions.....................................................  41
Principal Stockholders...................................................  44
Description of Capital Stock.............................................  45
Shares Eligible for Future Sale..........................................  46
Underwriting.............................................................  48
Legal Matters............................................................  49
Experts..................................................................  49
Additional Information...................................................  50
Index to Financial Statements............................................ F-1

                                 ------------

  UNTIL       , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                3,125,000 SHARES

                  [LOGO OF PC CONNECTION, INC. APPEARS HERE]

                                  COMMON STOCK


                          DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION

                             NATIONSBANC MONTGOMERY
                                 SECURITIES LLC

                            WILLIAM BLAIR & COMPANY


                                        , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



                               ----------------

                                   PROSPECTUS

                               ----------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the costs and expenses, other than the underwriting discount, payable by the Registrant in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

                                                                    AMOUNT TO BE
                                                                        PAID
     SEC registration fee..........................................   $ 18,023
     NASD filing fee...............................................   $  6,610
     Nasdaq National Market Listing Fee............................   $ 50,000
     Blue Sky fees and expenses....................................   $ 15,000
     Printing and engraving expenses...............................   $125,000
     Legal fees and expenses.......................................   $250,000
     Accounting fees and expenses..................................   $250,000
     Transfer agent and registrar fees.............................   $  3,500
     Miscellaneous expenses........................................   $ 31,867
                                                                      --------
       Total.......................................................   $750,000
                                                                      ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudicated to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

  Article SEVENTH of the Registrant's Certificate of Incorporation (the "Certificate") provides that, except to the extent that the General Corporation Law of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability.

  Article EIGHTH of the Certificate provides that the Registrant shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant), by reason of his or her position (an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

  Article EIGHTH of the Certificate provides that the Registrant shall indemnify any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of Indemnitee's position or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by him or her on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant.

  Under Section 7 of the Underwriting Agreement, the Underwriters are obligated, under certain circumstances, to indemnify the directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Reference is made to the form of Underwriting Agreement filed as Exhibit 1.1 hereto.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  Not applicable.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

    *1.1 Form of Underwriting Agreement.
    *2.1 Form of Agreement and Plan of Merger between PC Connection, Inc., a
         New Hampshire corporation, and the Registrant.
    *2.2 Form of Certificate of Merger of PC Connection, Inc., a New Hampshire corporation, and the Registrant to be filed with the Secretary of State of the State of Delaware.
    *2.3 Form of Articles of Merger of Domestic and Foreign Corporation between
         PC Connection, Inc., a New Hampshire corporation, and the Registrant to be filed with the Secretary of State of the State of New Hampshire.
    *3.1 Restated Articles of Incorporation of Registrant as currently in effect.
    *3.2 Amended and Restated Certificate of Incorporation of Registrant to be effective on or prior to the date of the consummation of the Offering contemplated by this Registration Statement.
    *3.3 Bylaws of Registrant, as amended to date.
    *3.4 Bylaws of Registrant to be effective on or prior to the date of the consummation of the Offering contemplated by this Registration
         Statement.
    *4.1 Form of specimen certificate for shares of Common Stock, $0.01 par value per share, of the Registrant.
    *5.1 Opinion of Hale and Dorr LLP
    *9.1 Form of 1998 PC Connection Voting Trust Agreement among the
         Registrant, Patricia Gallup individually and as trustee, and David
         Hall individually and as trustee, to be entered into on or prior to the date of the consummation of the Offering contemplated by this Registration Statement.
   *10.1 1993 Incentive and Non-Statutory Stock Option Plan, as amended.
   *10.2 1997 Stock Incentive Plan.
   *10.3 Lease between the Registrant and Miller-Valentine Partners, dated
         September 24, 1990, as amended, for property located at 2870 Old State
         Route 73, Wilmington, Ohio.
   *10.4 Lease between the Registrant and Lower Bellbrook Company, dated
         September 26, 1997, for property located at 643-651 Lower Bellbrook
         Avenue, Xenia, Ohio.
   *10.5 Lease between the Registrant and Gallup & Hall partnership, dated May
         1, 1997, for property located at 442 Marlboro Street, Keene, New
         Hampshire.
   *10.6 Lease between the Registrant and Gallup & Hall partnership, dated June
         1, 1987, as amended, for property located in Marlow, New Hampshire.
   *10.7 Lease between the Registrant and Gallup & Hall partnership, dated July
         22, 1988, for property located at 450 Marlboro Street, Keene, New
         Hampshire.
   *10.8 Lease between the Registrant and Dataproducts Corporation, dated June
         22, 1993, as amended, for property located at 582 Route 13 South, Milford, New Hampshire.

    *10.9  Lease between the Registrant and Century Park, LLC, dated October 1,
           1997 for property located at Route 111, Hudson, New Hampshire.
    *10.10 Amended and Restated Lease between the Registrant and G&H Post, LLC, dated December 29, 1997 for property located at Route 101A, Merrimack, New Hampshire.
    *10.11 Sublease between the Registrant and ABX Air Inc., dated June 7,
           1995, for property located at 2870 Old State Route 73, Wilmington,
           Ohio.
    *10.12 Employment Agreement between the Registrant and Wayne L. Wilson, dated August 16, 1995.
    *10.13 Employment Agreement between the Registrant and Robert F. Wilkins, dated December 23, 1995.
    *10.14 Letter Agreement between the Registrant and R. Wayne Roland, dated
           March 4, 1997.
    +10.15 Letter Agreement between the Registrant and Airborne Freight
           Corporation D/B/A "Airborne Express," dated April 30, 1990, as amended.
   *+10.16 Agreement between the Registrant and Ingram Micro, Inc., dated
           October 30, 1997, as amended.
    *10.17 State Street Bank and Trust Company Revolving Line of Credit and
           Term Loan, dated March 31, 1997, as amended.
    *10.18 Employment Agreement, dated as of January 1, 1998, between the
           Registrant and Patricia Gallup.
    *10.19 Employment Agreement, dated as of January 1, 1998, between the
           Registrant and David Hall.
    *10.20 Form of Registration Rights Agreement among the Registrant, Patricia
           Gallup, David Hall and the 1998 PC Connection Voting Trust, to be entered into on or prior to the date of the consummation of the Offering contemplated by this Registration Statement.
     23.1  Consent of Deloitte & Touche LLP.
    *23.2  Consent of Hale and Dorr LLP (included in Exhibit 5.1).
    *23.3  Consent of PC World Communications, Inc.
    *23.4  Consent of PC Magazine.
    *23.5  Consent of Merrin Information Services, Inc.
    *24.1  Power of Attorney.
    *27.1  Financial Data Schedule.

---------------------
* Previously filed.

+ Confidential materials omitted and filed separately with the Securities and Exchange Commission.

  (b) Financial Statement Schedule

    Schedule II--Valuation and Qualifying Accounts.

  Schedules not listed have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions contained in the Restated Articles of Incorporation or the RSA or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The Registrant undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  The Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of a Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, PC Connection, Inc., a corporation organized and existing under the laws of the State of New Hampshire, has duly caused this Amendment to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milford, State of New Hampshire, on this 27th day of February, 1998.

                                          PC Connection, Inc.


                                          By /s/ Patricia Gallup
                                             ----------------------------------
                                             Patricia Gallup
                                             Chairman of the Board and
                                             Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

            Signature                         Title                   Date


      /s/ Patricia Gallup*         Chairman of the Board and     February 27,
---------------------------------   Chief Executive Officer      1998
         Patricia Gallup            (principal executive
                                    officer)

      /s/ Wayne L. Wilson*         President, Chief Operating   February 27,
---------------------------------   Officer and Chief           1998
         Wayne L. Wilson            Financial Officer
                                    (principal financial and
                                    accounting officer)

         /s/ David Hall*           Vice Chairman of the Board   February 27,
---------------------------------                               1998
           David Hall

    /s/ David Beffa-Negrini*       Director                      February 27,
---------------------------------                                1998
       David Beffa-Negrini

      /s/ Martin C. Murrer*        Director                      February 27,
---------------------------------                                1998
        Martin C. Murrer

      /s/ Peter J. Baxter*         Director                      February 27,
---------------------------------                                1998
         Peter J. Baxter


*By    /s/ Wayne L. Wilson
   -----------------------------
         Wayne L. Wilson
        Attorney-in-fact

                              PC CONNECTION, INC.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                                 (IN THOUSANDS)

                                               ADDITIONS-
                                    BALANCE AT CHARGED TO              BALANCE AT
                                    BEGINNING  COSTS AND   DEDUCTIONS-   END OF
            DESCRIPTION             OF PERIOD   EXPENSES   WRITE-OFFS    PERIOD
            -----------             ---------- ----------  ----------- ----------
ALLOWANCE FOR SALES RETURNS
  Year Ended December 31, 1995.....   $  331     $  28       $   --      $ 359
  Year Ended December 31, 1996.....      359       508           --        867
  Year Ended December 31, 1997.....      867     1,834           --      2,701
ALLOWANCE FOR DOUBTFUL ACCOUNTS
  Year Ended December 31, 1995.....      894     1,266(1)    (1,395)       765
  Year Ended December 31, 1996.....      765     1,389(1)      (870)     1,284
  Year Ended December 31, 1997.....    1,284     3,339(1)    (1,964)     2,659
INVENTORY VALUATION RESERVE
  Year Ended December 31, 1995.....      800       745         (489)     1,056
  Year Ended December 31, 1996.....    1,056     1,508         (859)     1,705
  Year Ended December 31, 1997.....    1,705     3,315       (3,124)     1,896

---------------------
(1) Additions to the provision for doubtful accounts include charges to advertising and cost of sales aggregating $437, $361 and $2,127 for the years ended December 31, 1995, 1996 and 1997, respectively.

                                 EXHIBIT INDEX

   EXHIBITS                                                                PAGE
   --------                                                                ----
    *1.1    Form of Underwriting Agreement.
    *2.1    Form of Agreement and Plan of Merger between PC Connection,
            Inc., a New Hampshire corporation, and the Registrant.
    *2.2    Form of Certificate of Merger of PC Connection, Inc., a New
            Hampshire corporation, and the Registrant to be filed with the Secretary of State of the State of Delaware.
    *2.3    Form of Articles of Merger of Domestic and Foreign
            Corporation between PC Connection, Inc., a New Hampshire
            corporation, and the Registrant to be filed with the
            Secretary of State of the State of New Hampshire.
    *3.1    Restated Articles of Incorporation of Registrant as
            currently in effect.
    *3.2    Amended and Restated Certificate of Incorporation of
            Registrant to be effective on or prior to the date of the
            consummation of the Offering contemplated by this
            Registration Statement.
    *3.3    Bylaws of Registrant, as amended to date.
    *3.4    Bylaws of Registrant to be effective on or prior to the date of the consummation of the Offering contemplated by this
            Registration Statement.
    *4.1    Form of specimen certificate for shares of Common Stock,
            $0.01 par value per share, of the Registrant.
    *5.1    Opinion of Hale and Dorr LLP
    *9.1    Form of 1998 PC Connection Voting Trust Agreement among the
            Registrant, Patricia Gallup individually and as trustee, and
            David Hall individually and as trustee, to be entered into on or prior to the date of the consummation of the Offering contemplated by this Registration Statement.
   *10.1    1993 Incentive and Non-Statutory Stock Option Plan, as
            amended.
   *10.2    1997 Stock Incentive Plan.
   *10.3    Lease between the Registrant and Miller-Valentine Partners, dated September 24, 1990, as amended, for property located at 2870 Old State Route 73, Wilmington, Ohio.
   *10.4    Lease between the Registrant and Lower Bellbrook Company,
            dated September 26, 1997, for property located at 643-651
            Lower Bellbrook Avenue, Xenia, Ohio.
   *10.5    Lease between the Registrant and Gallup & Hall partnership, dated May 1, 1997, for property located at 442 Marlboro
            Street, Keene, New Hampshire.
   *10.6    Lease between the Registrant and Gallup & Hall partnership, dated June 1, 1987, as amended, for property located in
            Marlow, New Hampshire.
   *10.7    Lease between the Registrant and Gallup & Hall partnership, dated July 22, 1988, for property located at 450 Marlboro
            Street, Keene, New Hampshire.
   *10.8    Lease between the Registrant and Dataproducts Corporation, dated June 22, 1993, as amended, for property located at 582
            Route 13 South, Milford, New Hampshire.
   *10.9    Lease between the Registrant and Century Park, LLC, dated
            October 1, 1997 for property located at Route 111, Hudson,
            New Hampshire.
   *10.10   Amended and Restated Lease between the Registrant and G&H
            Post, LLC, dated December 29, 1997 for property located at
            Route 101A, Merrimack, New Hampshire.
   *10.11   Sublease between the Registrant and ABX Air Inc., dated June
            7, 1995, for property located at 2870 Old State Route 73,
            Wilmington, Ohio.
   *10.12   Employment Agreement between the Registrant and Wayne L.
            Wilson, dated August 16, 1995.
   *10.13   Employment Agreement between the Registrant and Robert F.
            Wilkins, dated December 23, 1995.
   *10.14   Letter Agreement between the Registrant and R. Wayne Roland, dated March 4, 1997.

   EXHIBITS                                                                PAGE
   --------                                                                ----
    +10.15  Letter Agreement between the Registrant and Airborne Freight
            Corporation D/B/A "Airborne Express," dated April 30, 1990, as amended.
   *+10.16  Agreement between the Registrant and Ingram Micro, Inc., dated October 30, 1997, as amended.
    *10.17  State Street Bank and Trust Company Revolving Line of Credit
            and Term Loan, dated March 31, 1997, as amended.
    *10.18  Employment Agreement, dated as of January 1, 1998, between the Registrant and Patricia Gallup.
    *10.19  Employment Agreement, dated as of January 1, 1998, between the Registrant and David Hall.
    *10.20  Form of Registration Rights Agreement among the Registrant,
            Patricia Gallup, David Hall and the 1998 PC Connection
            Voting Trust, to be entered into on or prior to the date of the consummation of the Offering contemplated by this
            Registration Statement.
     23.1   Consent of Deloitte & Touche LLP.
    *23.2   Consent of Hale and Dorr LLP (included in Exhibit 5.1).
    *23.3   Consent of PC World Communications, Inc.
    *23.4   Consent of PC Magazine.
    *23.5   Consent of Merrin Information Services, Inc.
    *24.1   Power of Attorney.
    *27.1   Financial Data Schedule.

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* Previously filed.

+ Confidential materials omitted and filed separately with the Securities and Exchange Commission.